      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1998

                                                      REGISTRATION NO. 333-43793
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         FLOUR CITY INTERNATIONAL, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               NEVADA                                 1799                               62-1709152
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            ------------------------

                                MICHAEL J. RUSSO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         FLOUR CITY INTERNATIONAL, INC.
                         915 RIVERVIEW DRIVE, SUITE ONE
                         JOHNSON CITY, TENNESSEE 37601
                                 (423) 928-2724
     (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                                WITH COPIES TO:

               WILLIAM J. LOPSHIRE, ESQ.                                    GARY J. KOCHER, ESQ.
                 MANNING MARDER & WOLFE                                  PRESTON GATES & ELLIS LLP
           707 WILSHIRE BOULEVARD, 45TH FLOOR                           701 FIFTH AVENUE, SUITE 5000
             LOS ANGELES, CALIFORNIA 90017                             SEATTLE, WASHINGTON 98104-7078
                     (213) 624-6900                                            (206) 623-7580

     Approximate Date of Commencement of Proposed Sale to the Public: as soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 13, 1998


                                2,000,000 SHARES

                                     [LOGO]

                         FLOUR CITY INTERNATIONAL, INC.
                                  COMMON STOCK


     All 2,000,000 shares of Common Stock offered hereby (the "Offering") are being issued and sold by Flour City International, Inc. It is currently estimated that the public offering price per share will be between $10.00 and $12.00. The Common Stock is currently traded on the OTC Bulletin Board under the symbol "FCIND." On May 12, 1998, the closing bid price for the Common Stock was $9.00 per share. Trading in the Common Stock has been very limited. See "Underwriting" for a discussion of the factors considered in determining the public offering price of the Common Stock offered hereby. The Common Stock has been approved for listing on the Nasdaq National Market upon commencement of the Offering under the symbol "FCIN."


      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE
            "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================================
                                                            PRICE TO            UNDERWRITING          PROCEEDS TO
                                                             PUBLIC             DISCOUNTS(1)           COMPANY(2)
----------------------------------------------------------------------------------------------------------------------
Per Share...........................................           $                     $                     $
----------------------------------------------------------------------------------------------------------------------
Total (3)...........................................           $                     $                     $
======================================================================================================================

(1) Excludes a non-accountable expense allowance payable to the Representative of the Underwriters and the value of a warrant to be issued to the Representative to purchase up to 150,000 shares of Common Stock. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $1,175,000.

(3) The Company has granted the Underwriters a 45-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and
    Proceeds to Company will be $          , $          and $          ,
    respectively. See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the offices of Van Kasper & Company, in San
Francisco, California, on or about May   , 1998.

                              VAN KASPER & COMPANY

                                  MAY   , 1998

                            DESCRIPTION OF GRAPHICS

     The inside front cover contains photographs of three of the Company's projects with the following captions: Citicorp Center New York, NY, First Interstate Tower Los Angeles, CA, and Rock and Roll Hall of Fame Cleveland, OH.

     The two page gatefold at the front contains photographs of five of the Company's projects with the following captions: Bausch & Lomb Headquarters Rochester, NY, Empire Towers Bangkok, Thailand, JFK Airport Terminal One New York, NY, United Airlines Terminal at O'Hare Airport Chicago, IL, and Shaklee Building San Francisco, CA.

     The inside back cover contains photographs of four of the Company's projects with the following captions: G.T. International Tower Manila, Philippines, Key Tower Cleveland, OH, IDS Building Minneapolis, MN, and Chapultepec Tower Mexico City, Mexico.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT AND STABILIZING TRANSACTIONS AND THE PURCHASE OF COMMON STOCK TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. See "Underwriting."

                                  THE COMPANY

     Flour City International, Inc. ("Flour City" or the "Company") is a worldwide leader in the design, fabrication and installation of custom exterior wall systems (known as "curtain wall") used in the construction of a wide range of commercial and governmental buildings. The Company works closely with architects, general contractors and owners/developers in the development and construction of highly recognizable mid-rise and high-rise office buildings, public-use buildings such as courthouses and airport terminals, and other well-known landmark buildings and uniquely designed structures.

     Founded in 1893, the Company is known within the construction industry as a high quality provider of custom curtain wall systems. As one of the few remaining full-service custom curtain wall providers following an industry downsizing during the early 1990's, Flour City is invited to submit proposals on a significant portion of the building projects which require custom curtain wall. The Company selectively bids on only those projects which best utilize its management, design and production capabilities, which, in turn, has enabled the Company to generate strong financial performance.


     The Company is poised to capitalize on the emerging growth trends in the U.S. office building and governmental construction markets. As the United States economy has grown, metropolitan commercial vacancy rates have declined sharply from 18.9% in 1991 to 9.9% at the end of 1997. In certain metropolitan areas, such as Chicago, San Francisco, Washington, D.C., Boston, Seattle, Minneapolis, and Phoenix, vacancy rates have dropped below 9% as of the end of the first quarter of 1997. Nationwide office lease rates are increasing and many new mid-rise and high-rise office building construction projects are in the development pipeline. In addition, many public authorities have increased spending on public-use structures as a result of the aging of many facilities and the growth in tax receipts generated by an improving domestic economy. The Company will use a portion of the proceeds of the Offering to increase its project bonding capabilities, which will allow the Company to undertake more and larger projects.


     The Company participates in projects worldwide and has multiple sales offices and fabrication facilities strategically located in the United States, Asia and Mexico. Flour City has several key relationships with major international architects, developers and general contractors which promote the Company's participation in desirable projects. These relationships include alliances with Turner Construction Company ("Turner Construction"), Lehrer McGovern Bovis, Inc. ("LMB"), Morse Diesel International ("Morse Diesel"), New World Group ("New World Group"), Pei Cobb Freed and Partners ("Pei Cobb"), Skidmore Owings & Merrill and Kohn Pedersen & Fox. In addition the Company is involved in a number of projects on which Bechtel International, Inc. ("Bechtel") serves as a project manager. The Company has bids outstanding in the United States, Hong Kong, the People's Republic of China (the "PRC"), Israel, Saudi Arabia and the Philippines.

     The Company intends to build on its reputation as a world-wide leader in the custom curtain wall industry to support continued growth and increased profitability. The key elements of the Company's strategy to accomplish these goals are to: (i) selectively target high margin projects; (ii) maintain and develop key relationships; (iii) exploit its full service, custom capabilities;
(iv) enhance and exploit its position as a low cost manufacturer; and (v) capitalize on its global presence.

     The Company's management and design staff is comprised of some of the most experienced and knowledgeable personnel in the business. Flour City's current management team assumed control of the Company's United States operations in mid-1994, when operations were experiencing losses as a result of the decline in construction activity which occurred during the early 1990's. Management refocused the business and instituted cost containment measures and key elements of its business strategy which returned the operations to profitability in late fiscal 1996.

     Well-known projects for which Flour City has designed, manufactured and installed custom curtain wall systems include the Citicorp Center and JFK Airport Terminal One in New York City, the Rock and Roll Hall of Fame in Cleveland, the First Interstate Tower in Los Angeles, the Allied Bank Tower (Fountain Place) in Dallas, the United Airlines Terminal and the International Terminal at O'Hare Airport in Chicago, the Empire Towers in Bangkok and the IDS Building in Minneapolis. The Company is currently engaged in several pending curtain wall projects, including the G.T. International Tower in Manila, Chapultepec Tower in Mexico City, Sotheby's Expansion in New York, and Cathay Pacific Terminal in Hong Kong.

                              RECENT DEVELOPMENTS


     As of January 31, 1998 and January 31, 1997, the Company had over $46.6 million and $44.8 million in project backlog, respectively. Since January 31, 1998 the Company has been awarded three project contracts with a combined value of approximately $14.6 million. At April 30, 1998, the Company had submitted bids on projects with an aggregate contract value of over $150 million. There can be no assurance that the Company will be successful in securing any contracts as a result of these bids, that the projects will be awarded in a timely manner or that the Company will recognize as revenue the amounts reflected as backlog.


                                  THE OFFERING


Common Stock offered........................................  2,000,000 shares
Common Stock outstanding after the Offering.................  6,124,468 shares(1)
Use of proceeds.............................................  For the acquisition of and capital expenditures at curtain wall fabrication facilities in the PRC,
                                                              Mexico and the U.S.; to increase the Company's
                                                              bonding facilities; and for working capital and
                                                              other general corporate purposes. See "Use of
                                                              Proceeds."
Proposed Nasdaq National Market Symbol......................  FCIN


---------------


(1) Excludes 500,000 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Incentive Plan, of which options to purchase 200,000 shares will be granted to employees and directors of the Company upon the closing of the Offering at an exercise price per share equal to the initial public offering price, and reflects the repurchase by the Company of 127,912 shares from a former employee to be effected prior to the closing of the Offering. See "Management -- Stock Incentive Plan" and "Shares Eligible For Future Sale."



     Unless otherwise noted, all share amounts, per share data and other information set forth in this Prospectus (i) have been adjusted to reflect a 1 for 7 reverse stock split to be effected prior to consummation of the Offering, and (ii) assumes no exercise of the Underwriter's Over-Allotment Option. Unless otherwise indicated by the context, references herein to the "Company" and "Flour City" include the consolidated operations of Flour City International, Inc. and its predecessors and subsidiaries. Historical financial information of the Company herein presents consolidated results of operations and financial position of the following entities on and after the dates indicated: Flour City Architectural Metals (Pacific) Limited, a British Virgin Islands corporation ("FCAM Pacific"), from May 4, 1993; Flour City Architectural Metals, Inc., a Delaware corporation ("FCAM"), from January 1, 1997; Flour City International, Inc., a Nevada corporation ("FCI"), from January 17, 1997; and International Forest Industries, Inc., a Nevada corporation ("IFI"), from May 16, 1997. See "The Company," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements and the Unaudited Pro Forma Financial Information and the Notes thereto included elsewhere in the Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's strategies, plans, objectives, expectations and intentions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including the risk factors set forth below and elsewhere in this Prospectus. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following financial data present historical information for the Company for the years ended October 31, 1996 and 1997 and the three months ended January 31, 1997 and January 31, 1998 and pro forma data reflecting consummation of the acquisitions by the Company of FCAM and FCAM Pacific (the "Business Combination") and the merger of FCI with IFI (the "Public Merger") as if such transactions had occurred November 1, 1996. See "The Company," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Notes 1 and 13 of Notes to Consolidated Financial Statements and the Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus.


                                           YEARS ENDED OCTOBER 31,       THREE MONTHS ENDED JANUARY 31,
                                        ------------------------------   ------------------------------
                                        ACTUAL    ACTUAL    PRO FORMA    ACTUAL    PRO FORMA    ACTUAL
                                         1996      1997        1997       1997        1997       1998
                                        -------   -------   ----------   -------   ----------   -------
CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenues............................  $ 6,684   $31,875    $35,229     $ 3,717    $ 7,071     $ 6,461
  Gross profit........................    3,018    13,845     14,495       1,411      2,062       3,120
  Selling, general and administrative
     expenses.........................    1,353     6,165      6,646         968      1,498       1,397
  Operating income....................    1,665     7,986      8,169         474        657       1,815
  Other income (expense), net.........      (96)     (967)      (951)         21         37        (720)
  Income before minority interest and
     income taxes.....................    1,569     7,019      7,218         495        694       1,095
  Net income..........................  $ 1,411   $ 5,273    $ 5,471     $   351        550     $   809
                                        =======   =======    =======     =======    =======     =======
  Net income per share:
     Basic............................  $  0.36   $  1.33    $  1.38     $  0.09    $   .14     $  0.21
                                        =======   =======    =======     =======    =======     =======
     Diluted..........................  $  0.32   $  1.21    $  1.26     $  0.08    $   .13     $  0.19
                                        =======   =======    =======     =======    =======     =======
  Weighted average shares outstanding:
     Basic............................    3,960     3,960      3,960       3,960      3,960       3,870
     Diluted..........................    4,359     4,359      4,359       4,359      4,359       4,270
OTHER DATA:
  Backlog(1)..........................  $15,957   $47,228    $47,228     $44,837    $44,837     $46,592


                                                                JANUARY 31, 1998
                                                              ---------------------
                                                                            AS
                                                              ACTUAL    ADJUSTED(2)
                                                              -------   -----------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...........................................  $ 8,570    $  27,745
  Total assets..............................................   18,848       38,023
  Total long-term debt......................................        0            0
  Stockholders' equity......................................    7,792       26,967

---------------
(1) Represents revenue anticipated to be recognized in the future on awarded projects, as evidenced by receipt of a contract executed by the owner or developer or an executed letter of intent, but on which (i) work has not yet been initiated or (ii) work is currently in progress. There can be no assurance that the Company will recognize as revenue the amounts reflected as backlog. See "Business -- Backlog."

(2) Adjusted for the sale of 2,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered by this Prospectus is speculative and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock. This Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's strategies, plans, objectives, expectations and intentions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including the risk factors set forth below and elsewhere in this Prospectus. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus.

RISKS RELATING TO THE BUSINESS OF THE COMPANY

     Absence of Combined Operating History. In January 1997, FCI acquired FCAM and FCAM Pacific. Prior to January 1997, FCAM on the one hand, and FCAM Pacific, on the other, operated as independent entities. There can be no assurance that the Company will successfully integrate their operations or institute the necessary controls, systems, and procedures, including accounting and financial reporting systems, to manage on a profitable basis, any of the operations individually or collectively, the Asian Companies' (as defined below) operations collectively, or the entire combined enterprise. While each of the Company's officers and directors has substantial business experience, they have no experience in managing all of the different business operations in which the Company is now engaged. Accordingly, there can be no assurance that the Company's management group will be able to effectively manage the combined entity or to effectively implement the Company's internal growth strategy. The pro forma financial data contained herein cover, in part, periods when the Company, FCAM and FCAM Pacific were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate FCAM and FCAM Pacific successfully could have a material adverse effect on the Company's business, results of operations and financial condition. See "The Company," "Business -- Strategy," "Management" and "Certain Transactions."

     Real Estate Development and Construction Industries. The Company's business is affected by the risks generally inherent to the real estate development and construction industries, including, without limitation, general market, economic and political conditions, availability of financing, interest rates, government regulation, land use, inflation, employment levels, environmental regulations and fiscal policies and the level of tax collection and disbursement. The real estate development industry is subject to fluctuations in office and commercial lease rates, vacancy rates, real estate values and building prices. In addition, there is a limited amount of land available for commercial mid-rise, high-rise or campus style development in certain key markets. The foregoing factors (and thus the commercial development business) have tended to be highly cyclical in nature. Any economic downturn in the real estate development or construction industries in markets where the Company is engaged, particularly in the U.S., Asia or Latin America or substantial changes in any of the foregoing factors may have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Industry Background."

     Fluctuations in Quarterly Results. The Company has experienced, and in the future expects to continue to experience, substantial variations in its quarterly results of operations as a result of a number of factors, many of which are outside the Company's control. The Company's operating results may vary because of downturns in one or more segments of the construction industry, changes in economic conditions, the Company's failure to obtain, or delays in awards of, major projects, the cancellation of or delays in the progress of major projects for any reason, including the loss of project financing, the Company's failure to timely replace projects that have been completed or are nearing completion, or declines in the amount of the Company's billings in excess of costs and recognized earnings on uncompleted projects. Any of these factors could cause the Company's results of operations to fluctuate significantly from period to period, including on a quarterly basis. The Company's projects are, and in the foreseeable future will continue to be, awarded by private or governmental entities in a competitive bidding process. Due to the nature of the bidding and award process, the Company has experienced, and in the future expects to experience, significant delays in project awards. These delays have caused and will continue to cause substantial variations in quarterly results. In addition, no assurance can be given that the timing of a project award will be consistent with the Company's expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Fixed Price Contracts. A substantial portion of the Company's projects are currently performed on a fixed-price basis. The Company attempts to cover increased costs of anticipated changes in labor, material and service costs of long-term contracts either through an estimation of such changes, which is reflected in the original bid price, or through price adjustment clauses. Despite these attempts, however, the revenue, expense and gross profit realized from performance of a fixed-price contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment rates and productivity over the term of the contract. These variations and the risks generally inherent in custom curtain wall manufacturing and installation may result in gross profits realized by the Company being different from those originally estimated and may result in the Company experiencing reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on the Company's operating results for any reporting period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Percentage-of-Completion Accounting. The Company recognizes contract revenues using the percentage-of-completion method. Under this method, estimated contract revenues generally are accrued based on the percentage that costs to date bear to total estimated costs. Estimated and actual contract losses are recognized in full when determined. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenues in the period when such estimates are revised. To the extent that these adjustments result in a reduction or an elimination of previously reported contract revenues, the Company would recognize a charge against current earnings, which could be material to the Company's results of operations. FCAM recognized a charge against current earnings in the amount of $1.5 million in fiscal 1996 based upon a revision of estimated costs for two project contracts. There can be no assurance the Company will not be required to recognize similar charges in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Concentration of Revenues. The Company has in the past derived, and expects to continue to derive, a substantial portion of its revenues in any reporting period from a relatively small number of major projects. On a pro forma basis, the Company's five largest engagements accounted for 33.4%, 31.3%, 10.7%, 5.4% and 3.5% of total revenues in fiscal 1997 and 20.2%, 18.9%, 11.7%, 11.6% and 6.1% of total revenues in fiscal 1996. The termination of one or more of the Company's key projects could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview" and "Business -- Projects."


     Delays in Completion of Construction Projects. Pursuant to the terms of its custom curtain wall manufacturing and installation agreements, the Company is required to complete substantially all of its projects by predetermined dates (subject to limited exceptions). Project contracts often provide that if a project does not proceed in accordance with a specified schedule due to the Company's performance, the Company may be required to make penalty payments according to the extent and timing of the delay or the contract may be terminated. The Company is also subject to various delay risks, including delays by general contractors or other subcontractors in obtaining, or their inability to obtain, zoning and other approvals, unavailability of materials and labor, possible difficulties with labor unions, ability of general contractors or other subcontractors to complete work competently and on schedule, surface and subsurface condition of the land underlying construction sites and other ordinary risks of construction or force majeure occurrences that may hinder or delay the successful completion of a particular project. The failure to complete a particular project on schedule may delay, reduce or eliminate the Company's projected gross profit or cause losses on a particular project.


     Dependence Upon Senior Management and Other Key Personnel. The success of the Company depends in large part upon the continued efforts, ability and experience of the Company's management team and other key personnel such as project managers. The Company has entered into employment agreements with Messrs. Russo, Tang, and Ulbricht. The loss of any of their services could have a materially adverse effect on the Company's business, results of operations and financial condition. The Company does not currently maintain key-man life insurance on any of its senior management or other key personnel. See "Management." The success of the Company is also dependent upon its ability to locate and hire qualified project managers who are willing and able to relocate to a particular project site. Any delay or difficulty in the Company's hiring of qualified project managers could impair the Company's ability to perform its obligations under existing project contracts and its ability to secure or undertake new projects. See "Business -- Operations - Project Management."


     The Company's acting Chief Financial Officer resigned on April 26, 1998 in order to pursue other opportunities. Thomas P. Scully assumed the position of Interim Chief Financial Officer of the Company on April 27, 1998. Mr. Scully has not previously worked with current management. The Employment Agreement between the Company and Mr. Scully contains a six month term which ends on October 26, 1998 with a renewal option for additional one month periods. No assurances can be given that the Company will be successful in finding a permanent replacement for Mr. Scully prior to the expiration of Mr. Scully's Employment Agreement. The competition for qualified financial employees is intense and the Company must compete with other companies with greater resources in order to attract and retain a qualified candidate. The Company's failure to locate a permanent replacement could be disruptive to the Company's ability to satisfy its financial reporting obligations and could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Management."


     Dependence Upon Subcontractors and General Contractors. At many of its job sites, the Company relies upon third party subcontractors for its installation activities through the use of fixed-price agreements. The Company does not have any long-term arrangements with subcontractors and there can be no assurance that the Company will be successful in entering into subcontracting arrangements in the future on terms acceptable to the Company or at all. The Company also relies upon each general contractor, and its selected subcontractors, to ensure timely construction build-out and quality control. The Company's reliance upon general contractors and subcontractors subjects the Company to a number of other risks, such as performance delays, inadequacy of installation or construction undertaken by third parties, financial difficulties of general contractors or subcontractors, and increased costs if delays or inadequacies occur or subcontractors need to be replaced. As a result, the Company's business, results of operations and financial condition is significantly dependent on the performance of third parties. See "Business -- Operations - Project Execution."

     Dependence on Suppliers and Raw Materials. The custom curtain wall business may, from time to time, experience fluctuating prices and supplies with respect to raw materials. Aluminum, glass and stone are the principal raw materials utilized in the construction of the Company's custom curtain walls. In the past, there have been shortages, and consequently, significant price fluctuations, of some or all of these supplies in certain markets where the Company manufactures its products. There can be no assurance that material delays will not occur due to lack of raw materials or suppliers in the future. The Company's supplier relationships are typically non-exclusive, and generally terminable by either party on short notice. The loss or deterioration of the Company's relationship with a major supplier, an increase in demand by third parties for a particular supplier's products or materials or delays in obtaining materials could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Operations - Project Execution."

     Competition. The custom curtain wall industry is highly competitive. There are a limited number of monumental custom curtain wall projects that are available for bidding by the Company at any given time. Custom curtain wall manufacturers compete not only for desirable projects, but also in many instances for subcontractors, raw materials and labor. A majority of the Company's projects are obtained through a blind bidding process which is generally subject to intense competition. Some of the Company's competitors have greater financial, marketing and sales resources than the Company. There can be no assurance that the Company will be successful in winning projects for which it submits bids or that its growth strategy will be successful. See
"Business -- Competition."

     Labor Shortages. The Company has been affected by cyclical trends and other shortages in labor supply in the U.S. and abroad. There can be no assurance that the Company will continue to have access to sufficient labor supplies to support its existing or planned operations. In addition, for approximately two weeks each year there are labor shortages in the PRC and Hong Kong as a result of the Chinese New Year during which time the Company follows the customary practice of temporarily discontinuing operations in these regions. In Mexico, manufacturing operations generally cease from December 15 until January 3, at a minimum. Any failure to secure adequate labor supplies could have a material adverse effect on the Company's business, results of operation and financial condition. See
"Business -- Operations - Project Execution."

     Need for Additional Financing; Bonding. The custom curtain wall business is capital intensive and requires substantial up-front expenditures for materials and production costs. There can be no assurance that the Company will not need additional financing, particularly to pursue new projects. The Company may be required to seek additional funds, directly or through subsidiaries, in the form of equity or debt financing from a variety of sources, including bank financing. The availability and terms upon which such financing may be obtained are material to the Company's operations, and there can be no assurance that such financing, if available, will be on terms acceptable to the Company. The amount and sufficiency of the Company's capital is the primary component in the Company's ability to obtain bonding which is often a prerequisite to securing and performing custom curtain wall construction contracts. If the Company were unable to secure sufficient additional financing or bonding facilities, it may not be able to undertake additional or larger custom curtain wall projects, which could have a material adverse effect on the Company's ability to pursue its growth strategy. See "Business -- Strategy."


     Management of Growth and Expansion. The Company's growth and expansion will depend on a number of factors not entirely within the Company's control including, among others, the risk factors described herein. There can be no assurance that the Company will be able to effectively manage its expanding operations (including the much larger number and scale of certain pending or future projects) or that such growth will materialize or continue, especially in the recently volatile economies in Asia and Latin America. Failure to effectively manage the growth of its business could have a material adverse effect on the Company's results of operations and financial condition.


     Interest Rate Fluctuations. The availability and cost of financing has a direct effect on the construction industry, including the custom curtain wall segment. Fluctuations in interest rates, therefore, may have a negative impact on the number of construction projects, particularly those requiring custom curtain wall. In addition, fluctuations in interest rates may materially adversely affect the terms of any debt financing available from banks or other lenders. Higher interest rates could significantly increase the Company's debt service, if any, and have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Potential Liability and Insurance. Substantially all of the Company's contracts with its customers provide that the Company is responsible for supervising the installation of its projects at each construction site. As a result, the Company may be liable for property damage or personal injury which is directly or indirectly attributable to the actions or omissions of the Company or its designated subcontractors. The occurrence of such an event could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is generally required to maintain insurance, including insurance for property damage, personal injury and employer's liability, under its contracts. Although the Company believes that it currently maintains adequate third party liability and employer's liability insurance for each of its projects, successful claims against the Company could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition and operating results. In addition, there can be no assurance that the Company will be able to obtain insurance for itself or its subcontractors on commercially reasonable terms in the future. See "Business -- Operations - Project Execution" and
"Business -- Legal Proceedings."


     Management's Discretion as to Use of Proceeds. A majority of the net proceeds of the Offering have not been allocated for any specific purpose. Management of the Company, therefore, may exercise its discretion as to the use of approximately $11.2 million from a total of $19.2 million in estimated net proceeds, excluding proceeds from the Underwriters' Over-Allotment Option. See "Use of Proceeds."


     Government Regulations. Many aspects of the Company's operations are subject to government regulations in the countries in which the Company operates, including those relating to currency conversion and repatriation, trade restrictions, taxation of its earnings and earnings of its personnel, national or regional environmental policies, work-place safety and the Company's use of local employees and suppliers. In addition, the Company depends on the demand for its services from the commercial construction industry and, therefore, is affected by changing taxes, price controls and laws and regulations relating to the commercial construction industry generally. While the Company believes it is currently in material compliance with applicable laws and regulations, including those relating to environmental protection and occupational safety, the Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in, or new interpretations of, existing regulations. See "Business."

     Litigation. The Company is involved in certain pending environmental and other litigation. With respect to some of these claims, the Company has a contractual right of indemnification from Armco, the former parent corporation of FCAM. No liability has been recorded on the Company's financial statements with respect to the claims covered thereby. There can be no assurance, however, that in the event the Company is found liable under these claims that the indemnities will be sufficient to cover the Company's liability. See "The Company" and "Business -- Legal Proceedings."

     Environmental Matters. The Company's operations are generally subject to federal, state and local laws and regulations in the countries where it has established manufacturing facilities which relate to storage, handling, generation, treatment, emissions, release, discharge and disposal of certain materials, substances and wastes. U.S. federal and state environmental statutes impose responsibility on the Company for the clean-up of hazardous materials that have been generated, stored or disposed of by prior owners or operators of the Company's facilities. In addition, modifications of existing laws and regulations or the future adoption of new laws and regulations relating to environmental matters could require expenditures that may have a material adverse effect on the Company's financial condition or results of operations.

     Union Relations. The Company engages workers on a subcontract basis throughout the U.S. to perform installation services, the majority of whom are members of the Architectural & Ornamental Ironworkers Union, the International Union of Operating Engineers and the Glaziers Union (the "Unions"). Although the Company has historically maintained good relations with the Unions, no assurance can be given that the Company's satisfactory labor relations will continue or that its relations will continue without picketing, walk-outs, sit downs, slow-downs, strikes or the threat of such actions by the Unions. Any such action could have a materially adverse effect on the Company's business, results of operations and financial condition.

     Adverse Weather and Other Natural Conditions. The Company's timely performance of its project obligations, including installation, depend in significant part upon favorable weather conditions. Adverse weather conditions, including rain, flooding, earthquakes, tornadoes or other natural conditions, may cause project delays or failures which could materially adversely affect the Company's operations by reducing productivity in the field installation phase of a project which could result in a material adverse effect on the Company's business, results of operations and financial condition.

     Adverse Publicity From Failure or Delay. Because many of the Company's engagements are high-profile, marquee projects, a failure or inability to meet a project's requirements or a client's expectations with respect to a major project could damage the Company's reputation and affect its ability to attract new business. Such a failure could also result in significant financial exposure to the Company. The inability of the Company to meet a project's requirements, satisfy client expectations or attract new business could have a materially adverse effect on the Company's business, results of operations and financial condition. See "Business -- Operations - Project Execution."

RISKS RELATED TO THE COMPANY'S INTERNATIONAL OPERATIONS

     In addition to the risks described above, the Company is subject to the following risks of doing business in locations outside the U.S.:

     Recent Volatility in Asian Economies and Financial and Currencies
Markets. The recent volatility in the Southeast Asian economies and financial and currencies markets may have a material adverse effect on the Company's operations and expansion plans in the region. For example, recent interest rate volatility in Hong Kong and other regional financial markets could negatively impact Asian real estate property developers who depend upon Asian financial institutions to finance new construction. In the event of a prolonged economic crisis, the real estate development and construction industries in which the Company operates could be disproportionately affected. Continued volatility in the Southeast Asian economies and financial and currencies markets could have a material adverse effect on the Company's business, results of operation and financial condition. See
"Business -- Industry Background."

     Foreign Exchange Risks. On a pro forma basis, approximately 36% of the Company's revenues in fiscal 1997 were derived from projects outside the U.S. Consequently, changes in the value of foreign currencies could significantly affect the Company's financial condition and results of operations. For example, in July 1997 the Thai Baht was devalued and allowed to float against the U.S. dollar and other currencies. As a result, the Company recognized exchange losses of approximately $1.3 million for its 1997 fiscal year ended October 31, 1997 and approximately $874,000 for its first quarter ended January 31, 1998 in connection with an ongoing project in Thailand. The Company generally attempts to mitigate foreign exchange risk by entering into contracts providing for payment in U.S. dollars instead of the local currency where possible, except for local currency necessary to pay locally-sourced labor, raw materials or other costs of operations. Erection services are typically denominated in local currency. In certain instances aluminum extrusion, glass and other materials may also be denominated in local currency. To the extent that foreign currencies weaken against the U.S. dollar, the Company may experience translation losses due to revaluation of accounts payable, accounts receivable and other asset and liability accounts. There can be no assurance that the Company will be successful in securing payments in U.S. dollars, or that fluctuations in foreign currencies and other risks will not have a material effect on the Company's financial condition or results of operations for any fiscal period. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Industry Background" and Notes 3 and 16 of Notes to Consolidated Financial Statements.


     Empire Towers Project. The Company has a contract for work to be performed on the Empire Towers project located in Bangkok, Thailand (the "Empire Towers Contract") which is denominated in Thai baht. Pursuant to a clause in the Empire Towers Contract which provides protection for changes in government policy, the Company has filed claims for change orders to recoup losses resulting from the devaluation of the baht and has reflected approximately $3.0 million of such claim as a receivable at January 31, 1998. In January 1998, the counterparty to the contract did not pay the amount billed on the scheduled payment date and requested that it be included in the final claim settlement. In March 1998, the counterparty acknowledged liability for the baht-equivalent of $2.3 million, and agreed to pay such amount in installments beginning in March 1998 through June 1998. On April 2, 1998, management received an additional acknowledgment from the counterparty for an additional $686,000 to be paid by July 31, 1998. At January 31, 1998 the total amounts due to the Company under the Empire Towers Contract (including exchange loss claims) are the baht-equivalent of $4.2 million. There can be no assurances that the Company will successfully collect such amounts in a timely manner, if at all. In the event of non-payment, the Company may be required to seek recourse through legal or other proceedings in Thailand or other non-U.S. jurisdictions, which could be a lengthy and costly process. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Note 16 of Notes to Consolidated Financial Statements.


     Political Uncertainties. One of the Company's key manufacturing facilities is located in the PRC, and the Company intends to increase its manufacturing base elsewhere in Asia. As a result, the Company's operations and assets are subject to material political, economic, legal and other uncertainties. Changes in policies by the PRC or other governments resulting in changes in laws, regulations, or the interpretation thereof, high rates of inflation, taxation, restrictions on imports and sources of supply, currency devaluations or the expropriation of private enterprise could materially adversely affect the Company. Economic development in such countries may be limited as well by the imposition of measures intended to control economic conditions, the inadequate development of an infrastructure and the potential unavailability of adequate transportation, adequate power and water supplies, satisfactory roads and communications and raw materials and parts. If for any reason the Company were required to move its Asian manufacturing operation outside of the PRC, where it enjoys beneficial labor wage rates, the Company's gross margin and results of operations could be adversely effected.

     Uncertain Legal System and Application of Laws. The legal system of the PRC and many other Asian nations relating to foreign investments is both new and continually evolving, and there can be no certainty as to the application of its laws and regulations in particular instances. The PRC does not have a comprehensive system of national laws. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. Even where adequate law exists, it may not be possible to obtain swift and equitable enforcement of that law.

     The PRC's Recent Turbulent Relations with the U.S. The U.S. in recent years has considered revocation of the PRC's most favored nation ("MFN") trade status, which provides the PRC with the trading privileges available generally to trading partners of the U.S. The U.S. and the PRC have recently been involved in controversies over the protection in the PRC of foreign intellectual property rights which threatened to interrupt trade between the countries in 1997. President Clinton extended the PRC's most favored nation status, and the U.S. and the PRC reached an agreement that averted a possible trade war and a U.S. embargo against the importation of certain products manufactured in the PRC. There can be no assurance that future controversies will not arise that again threaten the status quo involving trade between the U.S. and the PRC, or that the U.S. will not revoke or refuse to extend the PRC's MFN status. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATING TO THE COMMON STOCK.


     Control by Existing Stockholders. Upon completion of this Offering, the Company's executive officers, directors and significant existing stockholders will beneficially own approximately 58.8% of the outstanding Common Stock. These persons, if acting in concert, will be able to determine the outcome of any matter submitted to a vote of the stockholders, including the election of directors. See "Principal Stockholders."


     Dilution; Dividends. Purchasers of the shares offered hereby will suffer immediate and substantial dilution of $6.41 per share from the initial public offering price, assuming an initial public offering price of $11.00 (which represents the midpoint of the range stated on the cover hereof). See "Dilution." The Company currently anticipates paying cash dividends on the Common Stock as determined by the Board of Directors and to the extent the Company has funds legally available therefor. However, no assurance can be made that the Company will pay such dividends in the foreseeable future. See "Dividend Policy."

     Volatility of Trading Market; Potential Volatility of Stock Price. There can be no assurance that an active trading market will develop or be maintained after this Offering. The initial public offering price of the shares offered hereby has been determined by negotiations between the Company and the Representative and may not be indicative of the market price of the shares in the future. See "Underwriting." The market price of the Company's shares is likely to be highly volatile. Factors such as fluctuations in the Company's quarterly operating results, general economic, political and market conditions in the U.S., Asia and the other markets in which the Company sells or manufactures, or military conflicts, may have a materially adverse impact on the price and marketability of the shares. Furthermore, stock markets historically have experienced systemic volatility which has adversely affected the market prices of securities of many companies without regard to the operating performances of such companies. Accordingly, no assurance can be given that the market price for the shares will not fall below the initial public offering price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Shares Eligible for Future Sale. Upon completion of this Offering, the Company will have 6,124,468 issued and outstanding shares of Common Stock. Of these shares, the shares offered hereby will be freely tradeable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined under the Securities Act. The remaining shares held by affiliates of the Company will be "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. Sales of such restricted shares in the public market, or the availability of such shares for sale, could have a materially adverse effect on the market price of the shares purchased in this Offering. The Company has reserved 500,000 shares of Common Stock for issuance under its 1997 Stock Incentive Plan. In connection with the Offering, the Company is issuing to Van Kasper & Company (the "Representative") a warrant to purchase 150,000 shares of Common Stock (the "Representative's Warrant"). The Company intends (and in the case of the Representative's Warrant, is obligated) to file registration statements under the Securities Act to register the shares subject to such options and warrant and, upon effectiveness thereof, such shares will be freely tradeable in the open market (subject to Rule 144 limitations applicable to affiliates).

     Subject to certain exceptions, the Company, its officers and directors and certain existing stockholders who, in the aggregate, hold 3,869,322 shares of Common Stock have agreed not to, directly or indirectly, offer, sell, contract to sell, grant an option for the sale of, or otherwise dispose of any shares or rights to purchase shares (except for issuances by the Company of options to purchase shares pursuant to the Company's Stock Incentive Plan) for a period of 180 days from the date of this Prospectus (the "Lock-up Period") without the prior written consent of the Representative. Following expiration of the Lock-up Period, the shares subject to such lock-up will be eligible for sale, subject to the conditions and restrictions of Rule 144 (unless such securities are registered under the Securities Act, in which case the conditions and restrictions of Rule 144 would be applicable only to affiliates). The sale of substantial shares into the public market in the future could adversely affect the market price of the Company's stock. See "Shares Eligible for Future Sale" and "Underwriting."

                                  THE COMPANY

     Flour City Architectural Metals, Inc., a Delaware corporation ("FCAM"), was formed in 1893 under the name Flour City Ornamental Iron Company as a specialty metals fabricator for the architectural industry. Immediately prior to January 1997, FCAM was a wholly-owned subsidiary of Armco, Inc., a publicly traded U.S. corporation ("Armco"). Effective January 1, 1997, Armco sold all of the stock of FCAM (the "Armco Sale") to Flour City International, Inc., a Nevada corporation ("FCI"). On January 17, 1997, FCI entered into a share exchange agreement with the stockholders of Hockley International Limited (which later changed its name to Flour City Architectural Metals (Pacific) Ltd. ("FCAM Pacific")) pursuant to which FCAM Pacific became a wholly-owned subsidiary of FCI (the "FCAM Pacific Acquisition"). The Armco Sale and the FCAM Pacific Acquisition are referred to herein as the "Business Combination." FCAM Pacific currently serves as a holding company for the Asian Companies (as defined below). On May 16, 1997, FCI effected the Public Merger (as defined below).

     As used herein, (i) the "Asian Companies" means FCAM Pacific and its subsidiaries, Wall Art Design & Engineering Co., Ltd., a Hong Kong corporation, and Mario and Mario Company, Ltd., a Labuan, Malaysia corporation ("MMC"), MMC's wholly-owned subsidiaries Flour City Architectural Metals (Asia) Ltd., a Hong Kong corporation ("FCAM Asia"), and Kasion International, Inc., a Texas corporation ("Kasion International"), Kasion International's wholly-owned subsidiary, Kasion F.C. Ltd., a Thailand corporation ("KFC") and FCAM Asia's minority interest in Foshan Weidu Aluminum Window Manufacturing Co., Ltd., a PRC corporation, and Foshan Weidu Decoration Engineering Co., Ltd., a PRC corporation, and (ii) the "Public Merger" means the merger on May 16, 1997 of FCI with and into International Forest Industries, Inc., a Nevada corporation ("IFI"), which had its shares quoted on the National Association of Securities Dealers, Inc. Over-the-Counter ("OTC") Bulletin Board. IFI was the surviving corporation following the Public Merger and, in connection therewith, changed its name to Flour City International, Inc.

     FCAM Pacific was incorporated on May 4, 1993 under the laws of the British Virgin Islands. IFI was incorporated in 1987 under the laws of the State of Nevada and was formerly known as M.M. Cork Enterprises, Inc. FCI was incorporated on January 16, 1997 under the laws of the State of Nevada. The Company's principal executive offices are located at 915 Riverview Drive, Suite One, Johnson City, Tennessee 37601, and its telephone number is (423) 928-2724.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be $19.2 million ($22.1 million if the Underwriters' Over-Allotment Option is exercised in full), after deducting underwriting discounts and estimated offering expenses and assuming an initial public offering price of $11.00 per share (the midpoint of the range stated on the cover hereof). The Company intends to use the net proceeds as follows: approximately $5.0 million to establish or acquire an interest in a curtain wall fabrication facility in the PRC; approximately $3.0 million for capital expenditures in connection with its joint venture with Grupo IMSA in Monterrey, Mexico and at its Johnson City, Tennessee fabrication facility; and the balance of approximately $11.2 million for working capital and general corporate purposes. In addition, the increased stockholder's equity resulting from the Offering will allow the Company to secure more and larger bonding facilities. Pending application of the net proceeds as described herein, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.


                                 CAPITALIZATION

     The following table summarizes as of January 31, 1998 the actual capitalization of the Company and the capitalization of the Company as adjusted to reflect the sale of 2,000,000 shares of Common Stock in the Offering at an assumed initial public offering price of $11.00 per share (the midpoint of the range stated on the cover page hereof) and application of the net proceeds thereof. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes appearing elsewhere in this Prospectus.


                                                               JANUARY 31, 1998
                                                              ------------------
                                                                           AS
                                                              ACTUAL    ADJUSTED
                                                              ------    --------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Current portion of long term debt...........................  $  --     $    --
                                                              ======    =======
Long-term debt..............................................     --          --
                                                              ------    -------
Stockholders' equity:
  Common Stock, $.0001 par value, 50,000,000 shares
     authorized; 4,252,380 shares issued and outstanding,
     6,252,380 shares issued and outstanding, as adjusted...  $  --     $    --
  Additional paid-in capital................................    344      19,519
  Retained earnings.........................................  7,633       7,633
  Unearned compensation.....................................   (269)       (269)
  Cumulative translation adjustment.........................     84          84
     Total stockholders' equity.............................  7,792      26,967
                                                              ------    -------
          Total capitalization..............................  $7,792     26,967
                                                              ======    =======


                                DIVIDEND POLICY

     The Company currently intends to pay annual cash dividends on the Common Stock in the amount of $0.02 per share. Future policy with respect to payment of dividends on the Common Stock will be determined by the Board of Directors based upon conditions then existing, including the Company's earnings and financial condition, capital requirements and other relevant factors. See "Risk
Factors -- Dilution; Dividends."

                          PRICE RANGE OF COMMON STOCK

     The following table sets forth the range of high and low bid quotations per share for the Company's Common Stock for the periods indicated as reported by the OTC Bulletin Board, where the stock trades under the symbol "FCIN." Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The following prices have been adjusted to reflect the 1 for 7 reverse stock split expected to be effected prior to consummation of the Offering. See "Prospectus Summary."


YEAR                         CALENDAR PERIOD                           HIGH      LOW
----                         ---------------                          ------    -----
1997    Second Quarter (from May 16, 1997)(1).....................    $14.00    $7.00
        Third Quarter.............................................      8.75     6.13
        Fourth Quarter............................................      8.75     3.50
1998    First Quarter.............................................      6.56     2.63
        Second Quarter (through May 12, 1998).....................      9.50     4.38


---------------

(1) The effective date of the Public Merger. See "The Company."


     On May 12, 1998 the closing bid price of the Common Stock as reported on the OTC Bulletin Board was $9.00 per share. As of March 27, 1998, there were approximately 106 holders of record of the Common Stock.


                                    DILUTION

     The net tangible book value per share of the Common Stock as of January 31, 1998 was approximately $2.23. Net tangible book value per share is equal to the total tangible assets of the Company, less total liabilities plus negative goodwill, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom (at an assumed initial public offering price of $11.00 per share and after deducting the estimated offering expenses and underwriting discount), the net tangible book value per share of the Common Stock would have been approximately $4.59. This represents an immediate increase in net tangible book value of $2.36 per share to the existing stockholders and an immediate dilution of $6.41 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this per share dilution:


Assumed initial public offering price per share.............          $11.00
  Net tangible book value per share as of January 31,
     1998...................................................  $2.23
  Increase per share attributable to new investors..........   2.36
                                                              -----
Net tangible book value per share after the Offering........            4.59
                                                                      ------
Dilution per share to new investors.........................          $ 6.41
                                                                      ======


     The following table summarizes, for the existing stockholders and new investors, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of those shares, the total consideration, the percentage of total consideration and the average price per share.


                               SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                             --------------------    ----------------------      PRICE
                              NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                             ---------    -------    -----------    -------    ---------
Existing stockholders(1)...  4,124,468      67.3%    $       100       0.0%     $ 0.00
New investors..............  2,000,000      32.7      22,000,000     100.0      $11.00
                             ---------     -----     -----------     -----
          Total............  6,124,468     100.0%    $22,000,100     100.0%
                             =========     =====     ===========     =====


---------------


(1) Excludes 200,000 shares of Common Stock subject to options to be granted to employees and directors of the Company upon the closing of the Offering at an exercise price per share equal to the initial public offering price, and reflects the repurchase by the Company of 127,912 shares from a former employee to be effected prior to the closing of the Offering. See "Management -- Stock Incentive Plan" and "Shares Eligible For Future Sale."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The historical statement of income and balance sheet data below set forth the consolidated financial data of the Company as of October 31, 1997, and for the year ended October 31, 1997, and are derived from the consolidated financial statements audited by Deloitte & Touche LLP which appear elsewhere in this Prospectus. The historical statement of income and balance sheet data below set forth the consolidated financial data of the Company as of October 31, 1996, and for each of the two years ending October 31, 1995, and October 31, 1996, and are derived from the consolidated financial statements audited by Deloitte Touche Tohmatsu which appear elsewhere in this Prospectus. The historical balance sheet data as of October 31, 1994 and 1995 and statement of income data for the year ended October 31, 1994 below have been derived from audited consolidated financial statements of the Company which do not appear herein. The historical statement of income and balance sheet data below set forth as of and for the year ended October 31, 1993 are unaudited. The statement of income data for the three months ending January 31, 1997 and 1998 and the consolidated balance sheet data as of January 31, 1998 were derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments (which consist of only normal, recurring adjustments) necessary for a fair presentation of the financial condition and results of operations of the Company. The unaudited pro forma statement of income data for the year ended October 31, 1997 and three months ended January 31, 1997 present certain consolidated financial information for the Company as adjusted for the Business Combination and the Public Merger as if each had occurred on November 1, 1996. The following data should be read in conjunction with "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto and the Unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus.

                                                                                                        THREE MONTHS ENDED
                                                        YEARS ENDED OCTOBER 31,                            JANUARY 31,
                                        -------------------------------------------------------    ----------------------------
                                        ACTUAL   ACTUAL   ACTUAL   ACTUAL   ACTUAL    PRO FORMA    ACTUAL   PRO FORMA   ACTUAL
                                         1993     1994     1995     1996     1997       1997        1997      1997       1998
                                        ------   ------   ------   ------   -------   ---------    ------   ---------   -------
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenues..............................  $  354   $3,921   $4,806   $6,684   $31,875    $35,229     $3,717    $ 7,071    $ 6,461
Gross profit..........................     161    1,440    2,034    3,019    13,845     14,495      1,411      2,062      3,120
Selling, general and administrative
  expenses............................     238      532    1,006    1,353     6,165      6,646        968      1,498      1,397
Non-cash stock compensation expense...      --       --       --       --        57         57          6          6         17
Amortization of negative goodwill.....      --       --       --       --      (364)      (377)       (36)       (99)      (109)
                                        ------   ------   ------   ------   -------    -------     ------    -------    -------
Operating Income (loss)...............     (77)     908    1,028    1,666     7,987      8,169        473        657      1,815
Other Income (expense), net...........       0      (42)      65      (97)     (967)      (951)        21         37       (720)
Income (loss) before minority interest
  and income taxes....................     (77)     866    1,093    1,569     7,020      7,218        494        694      1,095
Net Income (loss).....................  ($  77)  $  818   $  938   $1,411   $ 5,273    $ 5,471     $  351    $   550    $   809
                                        ======   ======   ======   ======   =======    =======     ======    =======    =======
Net Income (loss) per share:
  Basic...............................  ($0.02)  $ 0.21   $ 0.24   $ 0.36   $  1.33    $  1.38     $ 0.09    $   .14    $  0.21
                                        ======   ======   ======   ======   =======    =======     ======    =======    =======
  Diluted.............................  ($0.02)  $ 0.19   $ 0.22   $ 0.32   $  1.21    $  1.26     $ 0.08    $   .13    $  0.19
                                        ======   ======   ======   ======   =======    =======     ======    =======    =======
Weighted Average Shares outstanding:
  Basic...............................   3,960    3,960    3,960    3,960     3,960      3,960      3,960      3,960      3,870
  Diluted.............................   4,359    4,359    4,359    4,359     4,359      4,359      4,359      4,359      4,270


                                                                                                           JANUARY 31,
                                                                       OCTOBER 31,                             1998
                                                        ------------------------------------------   ------------------------
                                                        1993     1994     1995     1996     1997     ACTUAL    AS ADJUSTED(1)
                                                        -----   ------   ------   ------   -------   -------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................................  ($230)  $  792   $   50   $1,104   $ 8,511   $ 8,570      $27,745
Total assets..........................................    473    1,190    4,350    7,571    21,083    18,848       38,023
Total long-term debt..................................      0        0        0        0         0         0         0
Stockholders' equity..................................    (77)     743      370    1,661     7,674     7,792       26,967


---------------
(1) Adjusted for the sale of 2,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Until January 1997, the Company's subsidiary, FCAM, was a wholly-owned subsidiary of Armco. In January 1997, Armco sold all of the stock of FCAM to FCI (the "Armco Sale") and FCI acquired FCAM Pacific (the "FCAM Pacific Acquisition") as a wholly owned subsidiary. The Armco Sale and the FCAM Pacific Acquisition are collectively referred to herein as the "Business Combination." On May 16, 1997, FCI effected the Public Merger pursuant to which it merged with and into IFI, with IFI being the surviving corporation. See "The Company" and "Risk Factors -- Absence of Combined Operating History."

     The following discussion sets forth the historical results of operations and financial condition of the Company for all periods presented as well as the pro forma operating results of the Company reflecting the results of the Business Combination as if it had occurred on November 1, 1995. The FCAM Pacific Acquisition and the Public Merger have both been accounted for as recapitizations. The Armco Sale was accounted for as a purchase acquisition. As a result, historical financial information of the Company herein presents combined results of operations and financial position of the following entities on and after the date indicated: FCAM Pacific from November 1, 1994; FCAM from January 1, 1997; FCI from January 17, 1997; and IFI from May 16, 1997. Pro forma results are not necessarily indicative of the results the Company would have obtained had these events actually occurred or of the Company's future results. See "The Company," "Selected Financial Data," "Risk Factors -- Absence of Combined Operating History," Notes 1 and 13 of Notes to Consolidated Financial Statements and the Unaudited Pro Forma Financial Information and notes thereto included elsewhere herein.


     From 1992 to 1994, FCAM's operations experienced losses as a result of industry overcapacity. At the end of 1994, Armco appointed the current management team, which implemented business practices designed to restore FCAM's operations to profitability, including overhead cost reductions, project cost control measures, a more selective approach to project bidding and improvements in the accuracy of cost estimates for project bids. Management successfully restored FCAM to profitability in the second half of 1996. See Note 11 of Notes to Financial Statements of FCAM for information on restructing charges relating to the FCAM restructuring.


     The Company has experienced in the past, and expects to experience in the future, substantial variations in its results of operations in any quarterly or annual reporting period as a result of numerous factors, many of which are out of the Company's control. In particular, the Company's operating results may vary because of downturns in one or more segments of the construction industry, changes in economic conditions, the Company's failure to obtain or delays in awards of major projects, the cancellation or delay of major projects, the Company's failure to timely replace projects that have been completed or are nearing completion, or declines in the amount of the Company's billings in excess of costs and recognized earnings on uncompleted projects. Any of these factors could cause the Company's results of operations to fluctuate significantly from period to period, including on a quarterly basis. The Company's projects are, and in the foreseeable future will continue to be, awarded by private or governmental entities in a competitive bidding process. Due to the nature of the bidding and award process, the Company has experienced, and in the future expects to experience, significant delays in project awards. These delays have caused and will continue to cause substantial variations in quarterly results. In addition, no assurance can be given that the timing of a project award will be consistent with the Company's expectations. During fiscal 1997, the Company had two customers, Morse Diesel and THK Real Estate Limited (the counterparty to the Empire Towers Contract), which each accounted for more than 10% of its consolidated revenues the loss of either of which would have a material adverse effect on the Company and its subsidiaries taken as a whole. The Company has a long-standing alliance with Morse Diesel which promotes the Company's participation in desirable projects, although no written agreement exists which memorializes this alliance. See "Risk Factors -- Fluctuations in Quarterly Results."


     The Company's results of operations are affected primarily by (i) the level of commercial and government sponsored building construction in its principal markets, (ii) the Company's ability to win project contracts and its accuracy in project cost estimating, (iii) the Company's success in utilizing its resources efficiently, (iv) the Company's ability to complete contracts in a timely and cost-effective manner and (v) the mix of domestic and international operations. The level of commercial building construction activity is affected by several factors, including local, regional, national and international economic and real estate conditions; interest rates; availability of financing; and office building occupancy rates in metropolitan areas in which the Company markets its services. The level of government sponsored construction activity is influenced by the levels of tax revenues, the need for new or upgraded public facilities such as airports or courthouses and government spending policies and initiatives designed to stimulate local or regional economies. The Company expects publicly funded projects will continue to provide a significant portion of its revenues for the foreseeable future. Due to economic and currency volatility, the Company anticipates that fewer projects will become available for bid internationally; however, the Company has submitted several bids on projects, which if awarded and completed would result in significant revenue over the next two to three years.

     The Company generally obtains projects at a fixed price through competitive bidding or negotiation. The Company must estimate its costs, including projected increases in labor and material service contracts. Typically, the Company spends between $50,000 and $150,000 in the preparation and submission of each project bid, regardless of the success of winning the bid. This cost is expensed as incurred. Project duration, when installation is included, generally lasts from 18 to 30 months. See "Risk Factors -- Fixed Price Contracts."

     The Company recognizes contract revenues attributable to its design, fabrication and installation and project management using the percentage-of-completion method. Under this method, estimated contract revenues are accrued based on a comparison of total costs incurred to date to total estimated costs. Estimated contract losses are recognized in full when determined. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as work progresses and as change orders are approved. Adjustments are based upon the percentage of completion and are reflected in contract revenues in the period when such estimates are revised. In fiscal 1996, FCAM had estimate revisions which resulted in additional income of $1.4 million on one project contract and a charge against current earnings in the aggregate amount of $1.5 million on two other project contracts primarily resulting from cost overruns charged to the Company by a then-affiliate. See "Risk
Factors -- Percentage-of-Completion Accounting."

     Costs of revenues consist of the cost of the materials, equipment, direct labor, fringe benefits and indirect costs associated with engineering, fabrication and installation, including supervisory labor. Other costs not associated with specific projects including costs associated with sales, accounting services, project management, estimating, administration, management information systems and material and supply procurement are included in selling, general and administrative expenses. Selling, general and administrative expenses include those expenses incurred for preparation of contract bids, estimating, sales and marketing, office facilities, project management and support services. The Company believes that it currently has sufficient management and administrative resources to support continued growth in revenues without a proportionate increase in selling, general and administrative expenses.

     Gross profit margins can be positively affected by the level of competitive bidding, aggressive purchasing of component parts necessary for the fabrication of the products, the number and scope of contract modifications, and improvements in operating efficiencies. Generally, margins are not affected by the mix of private and public sector funded projects. Internationally, comparatively low labor rates often result in higher gross profit margins than those realized for projects in the U.S. Gross profit margins can be adversely affected by a wide range of factors, including construction delays, inefficient or under-utilization of the Company's resources and weather and construction site conditions. See "Risk Factors."

     Backlog increases as contract commitments are obtained, decreases as revenues are recognized, and increases or decreases to reflect modifications in the work to be performed under the contract. The timing of contract commitments, the size of projects and other factors beyond the Company's control can cause fluctuation in backlog outstanding on any given date.

     Historically, a significant portion of the Company's revenues have been earned in jurisdictions with no income taxes or lower income tax rates than those in the U.S. As revenues from U.S. projects increase relative to revenues from international projects, the Company's overall tax rate will increase.

     The Company generally attempts to mitigate foreign exchange risk by entering into contracts providing for payment in U.S. dollars instead of the local currency where possible, except for local currency necessary to pay local for labor, raw materials or other costs of operations. However, the Company currently has contracts denominated in the Hong Kong dollar, Thai baht and Philippine peso. Materials and services to perform project contracts are procured globally. Aluminum extrusion is typically the largest material cost and is generally denominated in U.S. dollars. Glass purchases are generally denominated in U.S. dollars unless sourced locally in a foreign locale. The expenses associated with erection services are generally denominated in local currency. To the extent that foreign currencies weaken against the U.S. dollar, the Company will experience translation losses due to the revaluation of accounts payable, accounts receivable and other asset and liability accounts. The Company generally attempts to contract to secure compensation for devaluation of local currencies relative to the U.S. dollar. In these instances, although the Company may incur translation losses, the Company seeks to offset such losses by increases in the amount payable to the Company under contract. There can be no assurance that the Company will be successful in securing such offset payments, or that fluctuations in foreign currencies and other risks will not have a material effect on the Company's financial condition or results of operations for any quarterly or annual reporting period. To the extent the Company is required to enter into contracts denominated in foreign currencies, the Company's financial condition and results of operations may be adversely affected by volatility in such foreign currencies. See "Risk Factors -- Foreign Exchange Risk."

RESULTS OF OPERATIONS

  QUARTER ENDED JANUARY 31, 1998 COMPARED TO QUARTER ENDED JANUARY 31, 1997

     Revenues. Revenues increased by 73.8% to $6.5 million in the first quarter ended January 31, 1998 from $3.7 million in the first quarter ended January 31, 1997. This increase was primarily attributable to the Business Combination.


     On a pro forma basis, revenues decreased by 8.6% to $6.5 million in the first quarter of fiscal 1998 from $7.1 million in the first quarter of fiscal 1997. This decrease was due, predominantly, to the delay in the award of projects for which the Company had outstanding bids during the last half of fiscal 1997 combined with a delay in the start of one of the Company's projects in backlog; the project commenced during the first quarter of 1998. The Company anticipates that because of the aforementioned delays in project awards, its fiscal 1998 second quarter revenues will be similarly affected. Since January 31, 1998, the Company has added $14.6 million in new backlog. The Company anticipates that these recent backlog additions should result in more favorable revenue comparisons during the fiscal 1998 third and fourth quarters.



     Revenues generated from projects located in Asia increased 22.8% to $2.7 million in the first quarter of fiscal 1998 from $2.2 million in the first quarter of fiscal 1997. This increase was driven primarily by an increase in the revenue generated under the Empire Towers Contract which is expected to be substantially complete by the end of the third quarter of fiscal 1998.



     Revenues generated from projects located in North America increased by 149.7% to $3.7 million in the first quarter of fiscal 1998 from $1.5 million in the first quarter of fiscal 1997, primarily as a result of the Business Combination. On a pro forma basis, revenues generated from projects located in North America decreased by 23.1% to $3.7 million in the first quarter of fiscal 1998 from $4.8 million in the first quarter of fiscal 1997. This reduction of revenues was primarily attributable to the substantial completion of a number of North American projects during 1997 combined with the delays in project awards in 1997.

     Gross Profit. Gross profit increased by 121.1% to $3.1 million in the first quarter of fiscal 1998 from $1.4 million in the first quarter of fiscal 1997. This increase resulted from the Business Combination, higher margins for recently awarded North American projects and the realization of the full benefits of cost controls and selective bidding practices implemented by the Company prior to 1997.


     Selling, general and administrative expenses. Selling, general and administrative expenses increased by 44.2% to $1.4 million in the first quarter of fiscal 1998 from $968,000 in the first quarter of fiscal 1997. This increase was primarily attributable to the Business Combination.



     Other income (expense), net. Other income (expense), net decreased to an expense of ($720,000) in the first quarter of fiscal 1998 from income of $21,000 in the first quarter of 1997. This decrease resulted primarily from an exchange rate loss of approximately $874,000 realized as a result of the devaluation of the Thai baht, which amount was partially offset by change orders submitted by the Company to compensate for the devaluation of the baht.



     Backlog. The Company's backlog increased by 4.0% to $46.6 million as of January 31, 1998 from $44.8 million at January 31, 1997. At January 31, 1998, roughly 33.0% of the Company's backlog was associated with projects in the U.S. while 67.0% was associated with projects in the Philippines, Thailand and Hong Kong. At January 31, 1998, five project contracts accounted for 79.2% of the Company's total backlog. Since January 31, 1998, the Company has been awarded three project contracts with a combined value of approximately $14.6 million.


  YEAR ENDED OCTOBER 31, 1997 COMPARED TO YEAR ENDED OCTOBER 31, 1996

     Revenues. Revenues increased by 376.9% to $31.9 million in fiscal 1997 from $6.7 million in fiscal 1996. The increase was primarily attributable to the Business Combination. Revenues generated from projects located in Asia increased 91.8% to $12.8 million in fiscal 1997 from $6.7 million in fiscal 1996. This increase was driven primarily by an increase in the revenue generated by a single project which increased to $11.0 million from $4.9 million in fiscal 1997 and 1996, respectively. During fiscal 1996, the Company did not generate any revenue from North American projects since it had not yet acquired FCAM. Revenues generated by U.S. projects in fiscal 1997 were $19.1 million, as a result of the inclusion of FCAM from January 1997 forward.

     On a pro forma basis, revenues increased by 45.1% to $35.2 million in fiscal 1997 from $24.3 million in fiscal 1996. This increase was driven primarily by an increase in the revenue generated by a single project which increased to $11.0 million from $4.9 million for fiscal 1997 and 1996, respectively. In fiscal 1997, pro forma revenues generated from Asian projects were 36.4% of total pro forma revenues while pro forma revenues generated from Asian projects for the same period in fiscal 1996 accounted for 27.5% of total pro forma revenues. Pro forma revenues generated by domestic projects increased to $22.4 million in fiscal 1997, from $17.6 million in fiscal 1996.

     Gross profit. Gross profit increased by 358.6% to $13.8 million in fiscal 1997 from $3.0 million in fiscal 1996. The increase was primarily attributable to the increase in revenues. As a percentage of revenues, gross profit margin declined to 43.4% in fiscal 1997 from 45.2% in fiscal 1996 primarily because the Company derived a significant portion of its revenues in fiscal 1996 from one high-margin project in fiscal 1996 which generated a smaller percentage of revenues in fiscal 1997.


     Selling, general and administrative expenses. Selling, general and administrative expenses increased by 355.5% to $6.2 million in fiscal 1997 from $1.4 million in fiscal 1996. This increase was primarily a result of the Business Combination. Selling, general and administrative expenses as a percent of sales decreased to 19.3% in fiscal 1997 from 20.2% in fiscal 1996 due to an increase in revenues for the period without a proportionate increase in selling, general and administrative expenses.



     Other operating items. Other operating items include increased operating income of $306,500 in fiscal 1997 which relates principally to negative goodwill amortization which resulted from the Business Combination. No such income was recorded in 1996.

     Other income (expense) net increased to ($967,000) in fiscal 1997 from ($96,000) in fiscal 1996. This increase in other expense was caused primarily by the effect of the devaluation of the Thai Baht that caused a combination of realized and unrealized exchange losses on payables of KFC denominated in currencies other than the Thai baht in July 1997. See "Risk Factors -- Foreign Exchange Risk."

     Income taxes. Income taxes increased to $1.8 million in fiscal 1997 from approximately $150,000 in fiscal 1996. The increase was primarily attributable to an increase in U.S. income tax as a result of taxation on income earned in the U.S. as well as U.S. taxation of a portion of the income generated in Asia. Prior to the Business Combination, the Company was not subject to U.S. income tax and earned most of its income in jurisdictions with no or relatively low income tax rates. The Company believes that it will continue to earn a significant portion of its income outside of the U.S. and that the majority of its offshore income will not be subjected to U.S. income tax. As revenue from U.S. projects increases relative to revenues from international projects, the Company's overall tax rate will increase.


     Backlog. The Company's backlog at October 31, 1997 increased to $47.2 million from $16.0 million at October 31, 1996. The increase in backlog was primarily attributable to the Business Combination. At October 31, 1997, 36.0% of the Company's backlog was associated with projects in the U.S. while 64.0% was associated with projects in the Philippines, Thailand and Hong Kong. At October 31, 1997, five project contracts accounted for 81.7% of the Company's total backlog.


  YEAR ENDED OCTOBER 31, 1996 COMPARED TO YEAR ENDED OCTOBER 31, 1995

     Revenues. Revenues increased by 39.1% to $6.7 million in fiscal 1996 from $4.8 million in fiscal 1995. The increase was primarily attributable to increased work performed on a single large project. Revenues from this project totaled $4.9 million and $3.4 million during fiscal 1996 and 1995, respectively.

     Pro forma revenues decreased by 14.5% to $24.3 million in fiscal 1996 from $28.4 million in fiscal 1995. On a pro forma basis, the decrease in revenues resulted from FCAM's implementation of a more selective approach to bidding and accepting projects.

     Gross profit. Gross profit increased by 48.4% to $3.0 million in fiscal 1996 from $2.0 million in fiscal 1995. The increase was attributable to the increase in revenues along with a more profitable mix of project contracts. As a percentage of revenues, gross profit margin increased to 45.2% in 1996 from 42.3% in fiscal 1995 because the Company derived a significant portion of its revenues from one high-margin project in fiscal 1996 which generated a smaller percentage of revenues in fiscal 1995.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased by 34.5% to $1.4 million in fiscal 1996 from $1.0 million in fiscal 1995. Selling, general and administrative expenses as a percent of sales decreased slightly to 20.2% in fiscal 1996 from 20.9% in fiscal 1995.


     Backlog. The Company's backlog at October 31, 1996 was $16.0 million compared to $22.7 million at October 31, 1995. In both fiscal 1996 and 1995, the majority of the Company's backlog was associated with one project in Thailand. The decline in backlog for such period was primarily driven by the progress made during the 1996 fiscal year on the Thailand project.


LIQUIDITY AND CAPITAL RESOURCES

     The Company currently maintains a $1.3 million line of credit with a commercial bank that is subject to renewal on April 30, 1998. This line of credit is primarily used to provide letters of credit in connection with the importation of goods and overdraft facilities. Interest on the overdraft facility is charged on daily balances at 1.75% per annum over the lender's best lending rate, which was 10.25% as of January 1998 and is payable monthly in arrears. In addition, a committment fee of 0.25% per annum is charged on the undrawn balance of the overdraft facility and is also payable in arrears. Interest on the import facility varies depending upon the currency. Interest on the import facility denominated in Hong Kong dollars is charged on a daily basis at 1.50% over the lender's best lending rate and is payable monthly in arrears. Interest on the import facility in other currencies is charged on a daily basis at the board rate published by the Bank. The credit line is secured by a pledge of Company assets and personal guarantees of certain officers. Upon completion of the Offering, the Company intends to attempt to secure a larger line of credit under more favorable terms.

     The Company attempts to structure payment arrangements with its customers to match costs incurred under the project. To the extent the Company is not able to match costs, it relies on its cash reserves and its credit facility to meet its working capital needs. As of January 31, 1998, the Company had approximately $75,000 in borrowings under its line of credit. As of January 31, 1998, the Company had working capital (current assets less current liabilities) of $8.6 million. The Company believes that it has sufficient liquidity through its present resources to meet its financial needs for the short term and currently foreseeable future.

     The Company's short term cash needs are primarily for working capital to support operations including receivables and to pay costs incurred in performing its contracts. Operating activities for such quarter provided cash flows of $2.2 million in the first quarter ended January 31, 1998. In the first quarter, operating cash flows were higher than net income due to substantial decreases in accounts receivable and costs, estimated earnings and billings on uncompleted contracts along with restricted deposits. These cash inflows were partially offset by an increase in claims receivable and by decreases in accounts payable and income taxes payable. Investing activities required $418,000 for the quarter ended January 31, 1998. Financing activities provided cash of approximately $388,000 from short-term draws on credit facilities during the first quarter. For certain financial information with respect to the Company's foreign operations, see Note 9 of Notes to Consolidated Financial Statements.

YEAR 2000 COMPLIANCE

     Management of the Company believes that the software packages currently in use and expected to be in use prior to the year 2000 are year 2000 compliant. Management does not expect the financial impact of required modifications to such software, if any, will be material to the Company's financial position, cash flows or results of operations in any given year.

EFFECT OF INFLATION

     During the past three years, the rate of inflation in many of the Southeast Asian countries in which the Company operates significantly exceeded that of the U.S. However, the Company generally has been able to reduce the impact of inflation on profitability by increasing the prices of its products and reducing operating costs. No assurance can be given that the Company will be able to minimize the impact of inflation on profitability in the future.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Segment information -- In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which supersedes portions of SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 is effective for the Company commencing in its year ending October 31, 1999. Company management has not completely assessed the effects of SFAS No. 131 on its segment reporting, however, it does not currently believe that there will be significant changes from the information currently being reported.

     Comprehensive income -- In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which becomes effective for the Company commencing in its year ending October 31, 1999. Company management does not believe, based on current activities, that adoption of this statement will have a significant effect on its financial statements except to the extent that cumulative foreign currency translations are included in comprehensive income.

                                    BUSINESS

     The following Business section contains forward-looking statements that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

COMPANY OVERVIEW

     Flour City is one of the world's leading full-service providers of custom curtain wall in commercial and monumental high-rise construction. The Company and its predecessors have been involved in the design, fabrication and installation of custom curtain wall systems in the U.S. since the modern high-rise emerged over 50 years ago. Some of the most prestigious buildings in the world are accented by custom curtain wall systems designed, fabricated, and installed by the Company including: Citicorp Center, JFK Airport Terminal One and 320 Park Avenue (Mutual of America) in New York City; First Interstate Bank Tower in Los Angeles; the Rock and Roll Hall of Fame and Key Tower in Cleveland; Empire Towers in Bangkok; the Allied Bank Tower (Fountain Place) in Dallas; the United Airlines Terminal and International Terminal at O'Hare Airport in Chicago; G.T. International Tower in Manila and the IDS Building in Minneapolis.

     The Company offers a complete range of custom curtain wall services including in-house design, engineering, manufacturing, assembly, installation and project management. The Company actively participates in the architectural design stage of its projects, and it has excellent marketing and working relationships with major international architects, including Skidmore Owings & Merrill, Kohn Pedersen & Fox and Pei Cobb. The Company also has strategic relationships with several of the most respected international and domestic developers and project managers, including New World Group, Mitsui, Turner Construction, LMB and Morse Diesel. In addition, the Company is involved in a number of projects on which Bechtel serves as a project manager. These relationships serve to promote the Company's participation in bidding on desirable projects and allow the Company to leverage its management and technological expertise with low-cost, localized labor and market knowledge. As a result, the Company is able to offer a complete range of services, from initial design through final installation, for unique and sophisticated custom curtain wall projects.

     The decline of activity in the U.S. construction market in the early 1990's reduced the number of companies that provide a full range of services in connection with the design and installation of custom curtain wall. After this industry contraction, the Company remained as one of the few full-service custom curtain wall companies in the U.S. As a result, the Company is invited to bid on a large percentage of the commercial custom curtain wall projects which come to market in the U.S. and overseas. This position allows the Company to target projects which best utilize the Company's management and production capabilities which offers the greatest opportunities for attractive margins.

INDUSTRY BACKGROUND

     The term "curtain wall" is used to describe the non-load bearing external walls of modern mid-rise and high-rise buildings, which consist of a combination of glazing, cladding elements and supports to attach the custom curtain walls to the main building structure. The curtain wall market is composed of standard and custom segments. Standard curtain wall typically consists of stock components which can be manufactured with minimal design and engineering at relatively low cost and corresponding low margins. Alternatively, custom curtain wall often includes unique and irregular designs manufactured according to site-specific requirements, typically at higher margins.

     Custom curtain wall defines high-rise and monumental buildings from an aesthetic and architectural perspective. Custom curtain wall systems also serve a wide range of practical purposes, including protecting the building interior from the elements and allowing for cost savings through more efficient heating and ventilation. The custom curtain wall component of a typical high rise building will represent between 5% and 15% of the overall cost of the project. The types of structures which utilize custom curtain wall systems include mid-rise and high-rise buildings, campus-style buildings, hotels and airport terminals. Glass and glazing technologies utilized in the custom curtain wall industry also have applications in other structures such as bus and telephone enclosures.

     Custom curtain wall panels are produced and assembled in a factory setting with minimal on-site operation, as opposed to the hand-cladded method of using bricks and cement to constitute the facade of a building. Custom curtain wall construction requires expertise in various external building materials, including marble, granite and other stone, aluminum, steel and precast concrete, sealed and operable window systems, and systems for securely attaching outside panels to building superstructures. Custom curtain walls allow repair work to be carried out to the facade of the building by the replacement of a damaged wall panel without affecting the entire external facade of the building. The deterioration and failure of older curtain wall systems have also created demand for the repair or installation of new custom curtain wall systems to modernize or refurbish existing buildings and structures.

  U.S. DOMESTIC MARKET

     Based on estimates by F.W. Dodge, a unit of McGraw-Hill Construction Information Group ("F.W. Dodge"), the value of the 1997 U.S. construction market was $125 billion. Based on the Company's internal estimates, the Company believes that the U.S. custom curtain wall construction segment of the market had an approximate value in 1997 of $830 million.

     The custom curtain wall segment of the construction industry is driven by several factors. The need for and development of mid-rise, campus style and high-rise buildings, which drives demand for custom curtain wall systems, is influenced by the supply and demand of premium office space as well as industrialization, urbanization, suburbanization and population growth. The Company believes that decreasing vacancy rates often lead to increased rents, which in turn contribute to increased private sector construction spending, a portion of which will utilize custom curtain wall systems.

     The U.S. has seen an increased use of custom curtain wall systems in public sector buildings and buildings with heavy public use, such as the JFK Airport Terminal One in New York City, the United Airlines Terminal and the International Terminal at O'Hare Airport in Chicago and the Boston and Minneapolis Courthouses. The construction of public sector projects is usually supported by taxation or the need for new or upgraded public facilities. Public sector buildings tend to be designed for a longer life cycle, which in turn requires a curtain wall system that can provide superior performance with limited maintenance. Contracts for installation of custom curtain wall systems in public sector buildings have presented an area of growth for the Company.

     The following table sets forth for the years indicated U.S. office vacancy rates based upon data from C.B. Commercial Real Estate Group ("CB Commercial") and the concomitant construction spending based upon data from the U.S. Commerce
Department:


                         NON-RESIDENTIAL
                      CONSTRUCTION SPENDING
YEAR  VACANCY RATE        (IN BILLIONS)
----  -------------   ---------------------
1991      18.9%               $164
1992      18.7                 156
1993      17.0                 163
1994      15.8                 174
1995      14.1                 194
1996      12.1                 201
1997       9.9                 207(1)


---------------

(1) Projected for 1997.



CB Commercial has predicted that overall domestic office vacancy rates for 1998 will remain in the single digits. In some metropolitan areas such as San Francisco, Washington, D.C., and Boston, vacancy rates have approached a five-year low and several new development projects have commenced.

  INTERNATIONAL MARKETS


     Southeast Asia. The World Bank forecasts 1998 growth rates for Hong Kong at 4.1%, the Philippines at 3.8%, and Indonesia at 2.0%. Despite the recent economic volatility, demand for taller, premium office buildings in selected regions remains strong. For example, according to Richard Ellis Ltd., well-known international property consultants, as of December 1997 the office vacancy rate in Manila was 6%, with prime office space remaining tight through December 1997 as the expected completion of a number of buildings failed to materialize. Richard Ellis Ltd. also estimated that as of December 1997 that the vacancy rate in Hong Kong's most prestigious location, Core Central, was 1.7%. The Company believes that this continued demand for premium office space will continue to support increased demand for construction of buildings which utilize custom curtain wall. While the Company does not believe that all nations in Southeast Asia will continue to build their infrastructure at the rates seen in the recent past, the Company believes that the PRC, Hong Kong, and the Philippines may continue to be significant markets in the coming years. See "Risk
Factors -- Risks Related to International Operations."


     Latin America. The increase in economic activity in Latin America, which started in mid-1996, continues to accelerate, especially in Mexico, Argentina, Brazil and Peru. The OECD forecasts that economic activity should remain strong across the region with larger countries likely to experience output growth through 1998 from 3% to 6%. The Company intends to pursue projects in Latin America. The stabilization of the Mexican peso and the Company's strategic alliance with Grupo IMSA should assist the Company in securing custom curtain wall projects in the growing Latin American construction industry.

     Middle East. The Company has recently experienced an increase in bid activity throughout the Middle East, in particular Israel and Saudi Arabia. To the extent the demand for custom curtain wall intensifies, the Company's activity in the region may also increase.

BUSINESS STRATEGY

     The Company intends to build on its reputation as a world-wide leader in the custom curtain wall industry to support continued growth and increased profitability. The key elements of the Company's strategy to accomplish these goals are to: (i) selectively target high margin projects; (ii) maintain and develop key relationships; (iii) exploit its full service, custom capabilities;
(iv) enhance and exploit its position as a low cost manufacturer; and (v) capitalize on its global presence.

     Selectively target high margin projects. The Company's unique mix of management and technical expertise, familiarity with overseas markets and key relationships has positioned the Company as one of the few remaining full-service providers of custom curtain wall systems. As a result, the Company is invited to bid on a large percentage of the commercial curtain wall projects which come to market in the U.S. and overseas. This position allows the Company to target projects which best utilize the Company's management and production capabilities, offering the greatest opportunity for attractive margins.

     Maintain and develop key relationships. The Company has established several strategic relationships to secure and complete domestic and international projects. The Company has established relationships worldwide with several of the world's most respected architects, developers and project managers, including New World Group, Mitsui, Turner Construction, LMB Morse Diesel, Skidmore Owings & Merrill, Kohn Pedersen & Fox and Pei Cobb. The Company is involved in several projects on which Bechtel serves as a project manager. The Company believes that these strategic relationships enhance its participation in the bidding process for the most desirable projects worldwide and help to facilitate smooth project execution.

     Exploit full-service, custom capabilities. As one of the few full-service custom curtain wall companies, the Company provides the entire range of custom curtain wall services including in-house design, engineering, manufacturing, assembly, installation and project management. The Company applies its design expertise to adapt systems to a wide variety of custom curtain wall applications. General contractors and developers often prefer to limit the number of subcontractors on a particular project and favor full-service providers due to the greater responsibility and accountability they can provide.

     Minimize cost structure. The Company's technological expertise developed through 50 years of U.S. experience in custom curtain wall applications combined with the use of local project management and labor allow the Company to minimize its cost structure and reduce the risk of project delays. During the design phase, the Company uses proprietary advanced computer aided design ("CAD") software to decrease design time and minimize raw materials expense. During the fabrication and installation phases the Company uses local labor and overseas manufacturing in the most cost-efficient locales. These efficiencies serve to lower the Company's project costs and to maximize the likelihood of completing projects with attractive margins.

     Capitalize on global presence. With offices in Hong Kong, New York, Dallas, Chicago and Manila, the Company is positioned to participate in the most active construction markets in the world, including the U.S., Asia and Latin America. The Company combines its technological expertise developed in the U.S. with local management teams to both secure projects and realize cost savings through design innovation, unique manufacturing strategies and management of local labor. The Company believes that the international composition of its management team provides a significant competitive advantage over its largest U.S. competitors who typically rely on expatriates for senior level project management.

SALES AND MARKETING

     The fostering of strategic relationships in the construction industry constitutes a key element in marketing the Company's services and products. The Company seeks to build on its relationships with architects in the early design phase of projects. By having designs it assisted in creating included in the project specifications, the Company's prospects of being invited to bid on a project are maximized and the Company gains a competitive advantage through familiarity with a project's design. The Company also uses its relationships with significant developers, contractors and consultants to secure invitations to bid on monumental custom curtain wall projects worldwide. The Company's history as one of the oldest custom curtain wall companies in the industry, combined with its reputation and capabilities as a full service provider of custom curtain wall systems, enhances its opportunities to selectively bid on global projects.

     The Company's projects are, and in the foreseeable future will continue to be, awarded by private or governmental entities in a competitive bidding process. Due to the nature of the bidding and award process, the Company has experienced, and in the future expects to experience, significant delays in project awards. These delays have caused and will continue to cause substantial variations in quarterly results. In addition, no assurance can be given that the timing of a project award will be consistent with the Company's expectations. See "Risk Factors -- Fluctuations in Quarterly Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's management expertise is extremely valuable in the preparation of a successful and profitable bid. Management's expertise allows it to incorporate cost-saving techniques into the manufacturing and installation phases of projects. After receiving tender documents from the project developer or general contractor, the Company is typically given four to six weeks to prepare a bid for the project. After developing a project-specific design, the Company critiques the design for cost and technical performance. At this stage, the Company is often able to use its expertise to develop a design that is not only cost effective but also efficiently manufactured and installed, thereby reducing the overall custom curtain wall cost to the developer or general contractor. After finalizing the design, the Company develops comprehensive material requirements, engineering, manufacturing and installation labor analysis that is initially reviewed by a department manager and then by senior management, prior to submission of the Company's project bid.

     The selection of a winning bid usually occurs four to six weeks after submission of the custom curtain wall design bid. Bid price, reputation, completion schedule and system design are the primary factors considered in awarding the custom curtain wall contract to the prevailing bidder. The Company believes that its reputation for providing high quality, technically proficient products is an invaluable factor in being considered for project awards because it distinguishes the Company from certain competitors who compete for projects solely on price. The typical cost incurred by the Company to submit a comprehensive bid with system design ranges from approximately $50,000 to $150,000, regardless of whether the Company's bid is selected as the winning bid.

OPERATIONS

     From the moment a custom curtain wall project contract is awarded, the Company employs a structured process to attain the highest levels of efficiency and quality. The Company employs a multi-discipline process to maximize project success.

     Project Management. Upon execution of a letter of intent, the Company establishes a project management team led by a senior project manager. Design personnel meet with the production engineering group to review the custom curtain wall system design. The senior project manager, generally located on site, maintains direct contact with the general contractor, coordinates the Company's different departments and oversees the Company's subcontractors. An engineering job captain supervises the project team engineering staff, maintains the engineering schedule and communicates with fabrication, assembly, and site personnel to ensure a "user friendly" design. On site, a superintendent oversees assembly and installation and provides status reports to the project manager. Senior management's close involvement in the Company's projects is an integral component for timely project execution. A typical custom curtain wall project for the Company lasts approximately 18 to 30 months from commencement through completion, depending upon size and complexity.

     Engineering. The Company's engineering process begins upon the Company's receipt of architectural drawings for a project for which the Company intends to bid. Composed of experienced engineers and draftsman, the Company's engineering group designs a custom curtain wall system that will provide the desired aesthetic qualities inherent in the architectural drawings, together with the performance capabilities required by the project specifications, including water penetration, air filtration and seismic capabilities. During the system design stage, the Company utilizes its expertise to design a system that not only meets or exceeds the project specifications, but that can also be efficiently manufactured and installed. Once the Company has been awarded a project, the Company's drafters prepare drawings detailing each of the separate unit types and conditions for the various custom curtain wall systems which are sent to the architect, general contractor and owner for review and approval. After these drawings are approved, an independent laboratory procures and tests mock-up materials. This testing process is designed to ensure that the custom curtain wall will meet the required performance criteria. Drafting of construction shop drawings commences immediately after the submission of mock-up drawings, and all drawings are then submitted to the main contractor. The Company submits structural design calculations, thermal modeling and other technical information as part of the shop drawing program and then finalizes fabrication papers, assembly drawings, and bills of materials. These documents provide the instructions for the production of a final custom curtain wall and the blueprint for the procurement process.

     To support its engineering and design functions the Company has established engineering departments in both the U.S. and Asia with experienced technical staff. The Company is committed to using modern technology and is equipped with CAD hardware and software to improve the efficiency of the engineering process and to provide technologically superior designs.

     Project Execution. Upon completion and approval of the final curtain wall design, the Company purchases the necessary raw materials, such as granite, glass and aluminum. Thereafter, the raw materials are sent to one of the Company's three fabrication facilities located in Johnson City, Tennessee, Foshan, PRC or Monterrey, Mexico for fabrication and assembly of the individual modules comprising the custom curtain wall system. The Company selects the fabrication facility for any given project based on the location of the project and its proximity to the particular fabrication facility. If the curtain wall contract mandates performance testing, the Company will schedule the performance test to be conducted at an independent third party testing facility. Typical tests include the use of static and dynamic pressure, air infiltration, water penetration and proof tests to prove the effectiveness of the materials used for structural performance against design loads. The Company makes modifications and the independent laboratory retests materials whenever necessary to ensure that the specified performance is achieved. The Company then includes all changes required to ensure that the specified performance criteria are satisfied. Thereafter, the Company fabricates and assembles the modules comprising the custom curtain wall system and prepares the modules for delivery to the project site.

     Once the modules arrive at the project site, they are installed under the oversight of the Company's project managers and engineers. In the U.S., the Company often utilizes members of the Architectural and Ornamental Ironworkers Union or the International Union of Operating Engineers to install the individual curtain wall modules. Internationally, the Company usually contracts with third party installation companies for installation services. If third party installation companies are unavailable, the Company has the ability to provide its own installation workforce for a given project. Variations in the scope of work as a project progresses result in additive and deductive work and changes, thereby changing the amount owed under the contract.

PROJECTS

     Recently Completed and Pending Projects. The Company has successfully completed a considerable number of projects in the U.S. and Asia. Some of the Company's major completed and pending projects are set forth below (* denotes pending projects), grouped according to the estimated contract value for the project:

               ESTIMATED CONTRACT VALUE IN EXCESS OF $15 MILLION

                                                 COMPLETION
       PROJECT               LOCATION             DATE(1)               OWNER/DEVELOPER              GENERAL CONTRACTOR
       -------               --------            ----------             ---------------              ------------------
G.T. International      Manila, Philippines   4th Quarter 1999    Philippines Securities        C.E. Construction
Tower*                                                                                          Corporation
Empire Towers*          Bangkok, Thailand     3rd Quarter 1998    Silom Tower Ltd.              Bechtel
Foley Square            New York, NY          4th Quarter 1995    Bechtel Park Tower Realty     Lehrer McGovern Bovis
Courthouse
Rockwell International  Chantilly, VA         3rd Quarter 1995    Rockwell International        Clark Construction

               ESTIMATED CONTRACT VALUE BETWEEN $5 TO 15 MILLION


                                                 COMPLETION
       PROJECT               LOCATION             DATE(1)               OWNER/DEVELOPER              GENERAL CONTRACTOR
       -------               --------            ----------             ---------------              ------------------
Cathay Pacific          Hong Kong             4th Quarter 1999    Cathay Pacific Airways Ltd.   Dragages et Travaux Publics
Terminal*                                                                                       (Hong Kong) Ltd.
Swiss Reinsurance       Armonk, NY            3rd Quarter 1998    Swiss Re Company              Turner Construction
America Headquarters*
Cleveland Health        Cleveland, OH         3rd Quarter 1998    Cleveland Clinic Foundation   Turner Construction
Services Center*
New York Psychiatric    New York, NY          1st Quarter 1998    State of NY                   HRH/Hill Construction
Institute*                                                        Dormitory Authority
U.C. Davis Medical      Davis, CA             4th Quarter 1997    The Regents of the            Centex Golden
Center                                                            University of California
JFK Terminal One        New York, NY          4th Quarter 1997    Terminal One Group Assoc.     Morse Diesel International
New York Hospital*      New York, NY          2nd Quarter 1997    The New York Hospital         Lehrer McGovern Bovis
Minneapolis Courthouse  Minneapolis, MN       4th Quarter 1996    Bechtel Park Tower Realty     Turner Construction
                                                                  Courthouse Associates, L.P.
320 Park Avenue         New York, NY          3rd Quarter 1996    Mutual Life Insurance         Turner Construction
                                                                  Company
Asian Terminal          Hong Kong             4th Quarter 1995    New World Group               Hip Hing Construction
Building                                                                                        Company Ltd.("Hip Hing")

                 ESTIMATED CONTRACT VALUE LESS THAN $5 MILLION

                                                 COMPLETION
       PROJECT               LOCATION             DATE(1)               OWNER/DEVELOPER              GENERAL CONTRACTOR
       -------               --------            ----------             ---------------              ------------------
Sotheby's Expansion*    New York, NY          1st Quarter 2000    Sotheby's                     Barney Skanska USA
Tai Kok Tsui            Hong Kong             3rd Quarter 1998    Sino Land Development         Ty International
Metro Station*                                                                                  Construction Company Ltd.
Boston Courthouse*      Boston, MA            1st Quarter 1998    Bechtel Park Tower Realty     Clark Construction
Military Hospital       Hong Kong             1st Quarter 1997    Architectural Services        China Overseas
                                                                  Department
Ersha Island            Guangzhou, China      4th Quarter 1996    Ultra Metro Consultants Ltd.  Guangdong Construction
                                                                                                Company Ltd.
MM Dow World            Kansas City, MO       2nd Quarter 1996    Marion Merrell Dow, Inc.      Turner Construction
Headquarters                                                      Company
Dongguan New World      Dongguan, China       1st Quarter 1996    Dongguan New World Garden &   Guangdong Construction
Garden & Club                                                     Club                          Company Ltd.
Bausch & Lomb           Rochester, NY         1st Quarter 1996    Bausch & Lomb, Inc.           Le Chase Construction, Inc.
Headquarters
Arnoff Center for the   Cincinnati, OH        4th Quarter 1995    State of Ohio                 Messer Cargille Associates
Arts                                                              Building Commission
Rock and Roll           Cleveland, OH         4th Quarter 1995    Rock & Roll Hall of Fame      Turner Construction
Hall of Fame                                                      Museum, Inc.
Shue Yan College        Hong Kong             4th Quarter 1995    Shue Yan College              Hip Hing
Bank of China Building  Ching Yuan, China     4th Quarter 1995    Bank of China                 Guangdong Construction
Po Lin Temple           Hong Kong             3rd Quarter 1995    Po Lin Temple                 Hip Hing
Progressive Campus      Cleveland, OH         3rd Quarter 1995    Progressive Casualty          Whiting-Turner Contracting
East and West                                                     Insurance Company             Company
Discovery Bay           Hong Kong             2nd Quarter 1995    New World Group               Hip Hing
IV and V
Sony Plaza              New York, NY          1st Quarter 1995    Sony Corp.                    Structuretone, Inc.
Li Chit Street          Hong Kong             1st Quarter 1995    New World Group               Hip Hing

---------------

(1) Completion Date means (i) for completed projects, the calendar, as opposed to fiscal, date on which the Company's employees leave the job site and (ii) for pending projects, the estimated practical completion date according to the project contract. Actual completion date may vary from the estimated practical completion date. See "Risks Factors -- Delays in Completion of Construction Projects."

STRATEGIC RELATIONSHIPS

     The Company has established relationships worldwide with several of the most respected companies in the construction industry. The Company actively participates in the architectural design stage of its projects and has excellent marketing and working relationships with major international architects, including Skidmore Owings & Merrill, Kohn Pedersen & Fox and Pei Cobb. The Company also has strategic relationships with several of the most respected international and domestic developers and project managers, including New World Group, Mitsui, Turner Construction, LMB and Morse Diesel. These relationships serve to promote the Company's participation in bidding on desirable projects and allow the Company to leverage its sophisticated management and technological expertise with low-cost, localized labor and market knowledge. As a result, the Company is able to offer a complete range of services, from initial design through final installation.

     Bechtel is one of the largest construction companies in the world and is playing an active role as construction manager and developer on numerous major construction projects. The Company has worked with Bechtel on several projects including the construction of Bechtel's worldwide headquarters in San Francisco, California and is currently working with Bechtel on the Empire Towers project in Thailand. See "-- Projects."

     The Company has worked with New World Group on several projects in Hong Kong and the PRC and intends to build on this relationship in the future. New World Group is a subsidiary of New World Development. New World Development is one of the largest real estate developers in Hong Kong and owns one of the largest land banks in the PRC.

     The Company recently established a joint venture with Grupo IMSA for the fabrication of custom curtain wall in Monterrey, Mexico. Grupo IMSA of Mexico is a large industrial company involved in the aluminum and construction products industries. The Company believes that this joint venture will reduce its custom curtain wall fabrication costs for North American projects and increase its ability to selectively target and obtain projects throughout Latin America.

COMPETITION

     The U.S. and international markets for custom curtain wall construction are cyclical and dependent on changes in general economic conditions. The curtain wall industry remains highly competitive with numerous contractors typically bidding on each available project. The Company encounters competition in the U.S. and abroad from Benson Industries, Inc., Cupples Products, Glassalum, Harmon Ltd., a subsidiary of Apogee Enterprises, Inc. and other curtain wall contractors. The Company's primary competitors in Asia include: Far East Aluminum Works Co., Ltd., Nippon Light Metals Hong Kong Ltd., Builder's Federal Hong Kong Ltd., Permasteelisa Holdings Ltd., Tostem Hong Kong Ltd., YKK Hong Kong Ltd. and Josef Gartner & Co. Ltd. (Hong Kong). The Company regularly faces competitive bids from one or more of these competitors when bidding for custom curtain wall contracts. Some of the Company's competitors have greater financial resources than the Company. Although the level and nature of competition differs between markets and among products, the Company believes that it competes on the basis of cost, the quality of its design and workmanship, and on its reputation. The Company expects its markets to remain highly competitive.

     A limited amount of custom curtain wall projects are in development or under construction at any given time. The Company competes for desirable projects, financing, subcontractors, and other resources. A significant number of the Company's projects are obtained through a bidding process, which is subject to intense competition. There can be no assurance that the Company will be successful in winning projects or that it will successfully complete future or existing projects on a profitable basis. See "Risk Factors -- Competition."

BACKLOG


     As of January 31, 1998 and January 31, 1997, the Company had over $46.6 million and $44.8 million in project backlog, respectively. Since January 31, 1998, the Company has been awarded three project contracts with a combined value of approximately $14.6 million. Project backlog represents revenue anticipated to be recognized in the future on projects awarded, as evidenced by a letter of intent or contract, but on which (i) work has not yet been initiated or (ii) work is currently in progress. The typical duration of a project from commencement to completion ranges from 18 to 30 months depending upon the size and complexity of a specific project. At April 30, 1998, the Company had submitted bids on projects with an aggregate contract value of over $150 million. There can be no assurance that the Company will be successful in securing any contracts as a result of these bids, that the projects will be awarded in a timely manner or that the Company will recognize as revenue the amounts reflected as backlog.


BONDING

     The Company is dependent upon bonding facilities to obtain custom curtain wall projects. Domestically, the Company is typically required to provide payment and performance bonds equal to 100% of the project contract value awarded. Internationally, the Company is typically required to provide performance bonds in the amount of 10% of the contract value. Additionally, international projects often include a 10% to 20% advance payment which is payable upon execution of the project contract. In these instances, the Company is also required to provide an advance payment bond equal to the amount of the advance payment. While there are a limited number of bonding companies qualified to provide both international and domestic bonding facilities, a majority will only provide either domestic or international bonding. Thus, the Company typically seeks domestic and international bonds from different sources. The availability and terms of bonding facilities are largely dependent upon the Company's financial condition and in particular its equity position. If the Company were unable to secure sufficient bonding facilities required to satisfy its contractual bonding obligations under existing and future project contracts it could have a material adverse effect on the Company's business, financial condition and results of operation. See "Risk Factors -- Need for Additional Financing; Bonding."

WARRANTIES

     The Company typically provides a one to five year material and workmanship warranty in addition to the pass-through warranties provided by material suppliers and other vendors on items such as glass and sealant. Historically, warranty expenses have not had a material impact on the Company's operations or its financial condition. There can be no assurances that this will continue to be the case or that disputes over materials or workmanship will not arise in the future.

EMPLOYEES


     As of March 31, 1998, the Company employed approximately 196 people, of whom approximately 72 were hourly employees and approximately 124 were salaried. The Company contracts with union labor for curtain wall erection services in the U.S. The Company considers its relations with its employees to be good. See "Risk Factors -- Union Relations."


LEGAL PROCEEDINGS

     The Company currently and from time to time is involved in litigation in the ordinary course of its business. The Company does not believe that it is involved in any litigation, including the proceedings described below, that will, individually or in the aggregate, have a material adverse effect on its financial condition, results of operations or cash flow.

     During the period FCAM was owned and operated by Armco, FCAM operated facilities which allegedly generated hazardous substances. Lawsuits involving these operations have been brought by certain parties, including the U.S. Environmental Protection Agency ("EPA") and various state agencies, and Armco and FCAM each have been identified as a potentially responsible party ("PRP") in connection with certain hazardous waste sites. Pursuant to the terms of the Armco Sale, Armco agreed to defend, indemnify and hold harmless the Company in connection with certain lawsuits, including environmental claims associated with any property owned or operated by, or which constituted a disposal area of, Armco or FCAM prior to January 1, 1997 (the "Indemnification Agreement"). The Company believes that to the extent the Company incurs any loss or liability in connection with any such action, it will be fully compensated therefor pursuant to the terms of the Indemnification Agreement which has not been contested to date. No liability has been recorded on the Company's financial statements with respect to the claims covered thereby because such claims, if any, cannot be reasonably estimated. There can be no assurance, however, that in the event the Company is found liable under these claims that the indemnities will be sufficient to cover the Company's liability.

     In January 1994, E.G. Smith and Armco were served with a request for information in connection with an enforcement action for the cleanup of hazardous waste at a facility located in Granville, Ohio. E.G. Smith and Armco were each identified as a PRP in connection with this proceeding. The Indemnification Agreement provides that Armco will defend, indemnify and hold harmless the Company for any damages, fines, or penalties in connection with this matter.

     On February 28, 1993, FCAM filed a lawsuit in the Supreme Court of the State of New York against Sky Lift Corporation ("Skylift") after Skylift allegedly refused to complete work at a job site and abandoned the project. Skylift filed a counterclaim seeking $1.7 million plus interest, alleging the right to compensation for extra work, breach of contract, and other theories of recovery.

PROPERTIES

     The Company leases approximately 15,000 square feet of space in Johnson City, Tennessee, which includes its corporate headquarters and engineering facilities. The lease expires on December 31, 2002. The Company leases 41,000 square feet of space in Piney Flats, Tennessee which is used for fabrication. The lease expires on May 30, 1998, and the Company intends to exercise its option to extend this lease for an additional six month period upon expiration. The Company has the option to renew the lease for two additional six month terms. The Company leases 2,500 square feet of office space in Jericho, New York. The lease expires on May 31, 2002. The Company has a 45% interest in a fabrication facility located in Monterrey, Mexico, which is a joint venture with Grupo IMSA, S.A. de C.V. The Company has a 30% interest in a fabrication facility located in Foshan, PRC.

     The Company also leases 2,000 square feet of space in Hong Kong which is the principal executive and administrative office for Asia and is used by the accounting, purchasing, design departments and by project managers. The lease expires in January 1999. The Company leases 1,400 square feet of office space in Hong Kong which is used by the design and engineering departments. The lease expires in January 1999. The Company leases 2,900 square feet of space in Bangkok, Thailand which is used as an administrative office. This lease is on a month to month basis. The Company leases 3,300 square feet of space in Bangkok, Thailand which serves as a warehouse. This lease is on a month to month basis.

     The Company intends to use a portion of the proceeds from the Offering to establish or acquire a modern fabrication facility in the PRC to meet the demands of the Asian market for quality curtain wall systems and to satisfy anticipated future capacity demands. See "Use of Proceeds."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors, executive officers and certain other significant employees of the Company.


              NAME                  AGE                       POSITION
              ----                  ---                       --------
John W.Y. Tang..................    45     Chairman of the Board and Secretary
Michael J. Russo................    37     President, Chief Executive Officer and Director
Thomas P. Scully................    57     Interim Chief Financial Officer
Roger Ulbricht..................    58     Vice President Business Development and
                                           Technical Service
John M. Sonnenburg..............    43     Vice President Operations
Michael Kaisersatt..............    39     Vice President Purchasing and Estimating
Michael Logan...................    55     National Sales Manager
Johnson K. Fong.................    38     Director
Eugene M. Armstrong.............    79     Director*
Paul D. Lynam...................    63     Director*


---------------

* Indicates a Director who has agreed in writing to assume his directorship concurrently with the closing of the Offering.


     John W. Y. Tang has been the Chairman of the Board of Directors and Secretary of the Company since January 1997 and has over 10 years in the custom curtain wall industry. From 1992 to 1997, he was a director of FCAM Asia. From 1990 to 1992, he was a Senior Structural Engineer with Ove Arup & Partners, a U.K.-based engineering consulting firm. Between 1987 and 1990 he was the managing director of Brinkley Holding Co., Ltd. a property development company doing business in Canada. Mr. Tang is a registered professional engineer in California and the U.S., a registered professional engineer in the Province of Alberta, Canada, a chartered engineer in the United Kingdom, and a member of the Institution of Structural Engineers in the United Kingdom. He received his Masters Degree in Civil Engineering from the University of California at Berkeley.

     Michael J. Russo has been the President and Chief Executive Officer and a Director of the Company since January 1997 and has over 12 years in the custom curtain wall industry. Between 1994 and 1997, Mr. Russo served as the President and Chief Executive Officer of FCAM. From 1991 to 1994, he was the Vice President of Sales and Marketing of FCAM. Mr. Russo received a Bachelor's Degree in Mass Communications from Lycoming College.


     Thomas P. Scully became the Interim Chief Financial Officer of the Company in April 1998. Mr. Scully is the founder and President of The Beta Group, Inc., a business consulting firm. Over the last 19 years, Mr. Scully has provided consulting services to more than 75 companies in a variety of industries. Mr. Scully has over 35 years of experience in finance, marketing and management. Mr. Scully received a Bachelor's of Science degree and Masters in Business Administration from the University of Southern California.


     Roger Ulbricht has been the Vice President of Business and Technical Services of the Company since January 1997. From 1980 to 1997, he served as Vice President of Engineering for FCAM and has over 35 years of work experience with FCAM.

     John Sonnenburg has been the Vice President of Operations since January 1997 and has over 20 years in the custom curtain wall industry. From 1995 to 1997, he served as Vice President of Operations for FCAM. From 1992 to 1995, he was Vice President of Operations for Apex Curtainwalls. He is also a registered professional engineer in Texas, Louisiana and Tennessee. Mr. Sonnenburg received a Bachelor's Degree in Civil Engineering from Purdue University.

     Michael Kaisersatt has been the Vice President of Purchasing and Estimating since January 1997 and has over 15 years in the custom curtain wall industry. From 1995 to 1997 he was the Vice President of Purchasing and Estimating of FCAM. From 1989 to 1995 he was the Manager of the Glass Department of FCAM.

     Michael Logan has been the National Sales Manager of the Company since July 1997 and has over 25 years of experience in the custom curtain wall industry. From January to July 1997, he was Manager of Business Development of the Company. From 1994 to 1996, he was Regional Sales Manager for FCAM. From 1992 to 1994, Mr. Logan was Vice President of Sales of Frame Engineering, a privately held curtain wall company.

     Johnson K. Fong became a Director of the Company in January 1997. Mr. Fong has been a partner of the accounting and consulting firm of Anderson & Schwartz McGuire LLP since 1988. He is a licensed Certified Public Accountant and member of the American Institute of Certified Public Accountants, California Society of Certified Public Accountants and the Hong Kong Society of Accountants. Mr. Fong received a Bachelor's Degree from the University of California at Berkeley.


     Paul D. Lynam will become a Director of the Company upon the closing of the Offering. Mr. Lynam was the Vice President -- Director of Purchasing of Turner Construction Company from 1987 until his retirement in 1996. Mr. Lynam received a Bachelor's Degree from Bentley College.



     Eugene M. Armstrong will become a Director upon the closing of the Offering. Mr. Armstrong was the Executive Vice President of Morrison-Knudsen Company, Inc. from 1979 until his retirement in 1983. Mr. Armstrong received a Bachelor's of Science degree from Western State College of Colorado and completed graduate studies in aeronautical engineering and industrial management at the University of California at Los Angeles.


     The officers of the Company serve at the discretion of the Board. Each director of the Company serves until such director's successor is elected and qualified or until the director's death, retirement, resignation or removal.

     The Company intends to appoint two additional independent directors to its Board of Directors within three months of the consummation of the Offering. Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries are paid $5,000 per year, plus $500 for each Board of Directors' meeting and each committee meeting they attend (unless a committee meeting is held on the same day as a Board of Directors' meeting), reimbursement for out-of-pocket expenses incurred in attending Board and committee meetings and stock options. See
"Management -- Stock Option Plan."

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. Following the Offering, the Board of Directors intends to establish an audit committee (the "Audit Committee") to make recommendations to management concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     Compensation Committee. Following the Offering, the Board of Directors intends to establish a compensation committee (the "Compensation Committee") to determine compensation of the Company's executive officers and to administer the Company's 1997 Stock Incentive Plan (the "Plan"). The current executive officer salaries were set by the Board.


     The Company has not determined those individuals who shall serve on either the Audit or Compensation Committee.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation paid by the Company to the Company's Chief Executive Officer in fiscal 1997 (the "Named Executive Officer"). During fiscal 1997, the Company had no other executive officers whose salary exceeded $100,000. The compensation numbers below reflect compensation paid by the Company after the consummation of the Armco Sale and do not reflect compensation paid to Mr. Russo by Armco in connection with his services to FCAM prior to the Armco Sale.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                             --------------------    OTHER ANNUAL
              NAME AND PRINCIPAL POSITION(S)                  SALARY       BONUS     COMPENSATION
              ------------------------------                 ---------    -------    ------------
Michael J. Russo...........................................  $108,334     $   --        $8,000
President, Chief Executive Officer
and Director

EMPLOYMENT AGREEMENTS


     Messrs. Tang, Russo and Ulbricht have entered into employment agreements with the Company providing for an annual base salary of $160,000, $130,000 and $105,000, respectively. Each employment agreement is for a term of five years commencing on January 1, 1997, with the exception of Mr. Tang's which commenced on December 15, 1997. Each of these agreements provides that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive his then current salary and benefits for a period of six months following date of termination and shall be entitled to retain all of his Purchase Shares (as defined below) that have vested prior to the effective date of termination. Each employment agreement contains a covenant not to compete with the Company and not to solicit business away from the Company during the term of employment and for one year thereafter. If the Company undergoes a "change in control," then, under certain circumstances, the Company may terminate its Repurchase Rights (as defined below) in their entirety as of the date of the "change in control."



     Each employment agreement, other than Mr. Tang's, provides for a stock purchase right ("Stock Purchase Right") with respect to shares of Common Stock of the Company in conjunction with a vesting schedule therefor which restricts any transfers or dispositions of such shares ("Purchase Shares"). Pursuant to the employment agreements, Messrs. Russo and UIbricht have exercised their Stock Purchase Rights and purchased 199,861, and 39,972 shares of Common Stock of the Company, respectively, at an exercise price of $0.00025 per share. Subject to continued employment by the Company, such shares vest five years after date of grant and have provisions for accelerated vesting if certain earnings targets are met. Upon termination of employment, the Company may repurchase any unvested shares at the exercise price of $0.00025 per share (the "Repurchase Rights").



     On April 27, 1998, Mr. Scully entered into an employment agreement with the Company to become its Interim Chief Financial Officer providing for a base monthly salary of $25,000 for a six month term, with a renewal option for additional one month periods on the same terms and conditions as the original term.


STOCK INCENTIVE PLAN

     In December 1997, the Company and its stockholders adopted the Company's 1997 Stock Incentive Plan (the "Plan"). The Plan provides a means to attract, motivate, retain and reward key employees, directors and consultants of the Company and its subsidiaries and promote the success of the Company. The Plan provides that the maximum number of shares of Common Stock that may be issued pursuant to outstanding grants and awards and are available for future grants and awards under the Plan shall be equal to 500,000 shares plus 10% of any increase in outstanding shares that occur after December 15, 1997. The maximum number of shares that may be subject to all awards granted to any individual in any calendar year is limited to 100,000 shares.

     Administration and Eligibility. The Plan provides that it will be administered by the Board of Directors or a committee appointed by the Board of Directors. The Board of Directors intends to appoint the Company's Compensation Committee to administer the Plan after the Offering. The Plan empowers the Compensation Committee, among other things, to interpret the Plan, to make all determinations deemed necessary or advisable for the administration of the Plan and to award to officers and other key employees, directors and consultants of the Company and its subsidiaries ("Eligible Employees"), as selected by the Compensation Committee, options, including incentive stock options ("ISOs") as defined in the Code, stock appreciation rights ("SARs"), shares of restricted stock, performance shares and other awards valued by reference to Common Stock, based on the performance of the participant, the performance of the Company or its Common Stock and/or such other factors as the Compensation Committee deems appropriate.

     Transferability. Generally speaking, options under the Plan are not transferable other than by will or the laws of descent and distribution, are exercisable only by the participant, and may be paid only to the participant or the participant's beneficiary or representatives. However, the Compensation Committee may establish conditions and procedures under which exercise by and transfers and payments to certain third parties are permitted, to the extent permitted by law.

     Payment. The Plan permits optionees, with certain exceptions, to pay the exercise price of options in cash, Common Stock (valued at its fair market value on the date of exercise), a combination thereof or, if an option award so provides, by delivering irrevocable instructions to a stockbroker to promptly deliver the exercise price to the Company upon exercise (i.e., a so-called "cashless exercise"). Cash received by the Company upon exercise will constitute general funds of the Company and shares of Common Stock received by the Company upon exercise will return to the status of authorized but unissued shares.

     Term and Exercise Period of Options. The Plan provides that options may be granted for such terms as the Compensation Committee may determine but not greater than ten years after the date of the Option. The Plan does not impose any minimum vesting period, post-termination exercise period or pricing requirement, although in the ordinary course, customary restrictions such as vesting periods, exercise periods and repurchase provisions will likely be imposed. Options will generally be exercisable during the holder's employment by the Company or by a related company. Generally speaking, options which have become exercisable prior to termination of employment will remain exercisable for ninety days thereafter (180 days in the case of disability or death). Such periods, however, cannot exceed the expiration dates of the Options. The Committee has the authority to accelerate the exercisability of Options or (within the maximum ten-year term) extend the exercisability periods.

     Non-employee Directors. Under the Plan, each director who is not an employee (a "Non-Employee Director") will be granted stock options to purchase 20,000 shares of Common Stock upon becoming a director at an exercise price equal to the market price of the Common Stock on that date. Non-Employee Directors on the date of the Offering will each be granted stock options to purchase 20,000 shares of Common Stock on the date of the Offering at the public offering price. In addition, at the close of trading on the day of the annual stockholders meeting in each calendar year beginning in the fourth year following the initial grant, each Non-Employee Director on such date will be granted stock options to purchase 5,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on that date. All Non-Employee Director options have a 10-year term and will vest in equal annual installments over a four-year period commencing on the first anniversary of the grant date. If a Non-Employee Director's services are terminated for any reason other than the director's death, disability or retirement, any portion of stock options held by such director that are exercisable will remain exercisable for three months after such termination of services or until the expiration of the term of such option, whichever occurs first. If the Non-Employee Director dies, becomes disabled or retires, stock options held by such director will become exercisable immediately and remain exercisable for one year after the date of such termination of services or until the expiration of the term of such option, whichever first occurs.

     Termination, Amendment and Adjustment. The Plan may be terminated by the Compensation Committee or by the Board of Directors at any time. In addition, the Compensation Committee or the Board may amend the Plan from time to time, without the authorization or approval of the Company's stockholders, unless that approval is required by law, agreement or the rules of any exchange upon which the stock of the Company is listed. No Option may be granted under the Plan after December 14, 2007, although options previously granted may thereafter be amended consistent with the terms of the Plan.

     Upon the occurrence of a Change in Control Event (as defined in the Plan), in addition to acceleration of vesting, an appropriate adjustment to the number and type of shares or other securities or property subject to an option and the price thereof may be made in order to prevent dilution or enlargement of rights under options.

     Individual awards may be amended by the Compensation Committee in any manner consistent with the Plan, including amendments that effectively reprice options without changes to other terms. Amendments that adversely affect the holder of an option, however, are subject to his or her consent.

     The Plan is not exclusive and does not limit the authority of the Board of Directors or the Compensation Committee to grant other awards, in stock or cash, or to authorize other compensation, under any other plan or authority.

     Compensation Committee Interlocks and Insider Participation

     Prior to the Offering, the Company had no compensation committee or other committee of the Board performing similar functions. Decisions concerning compensation of executive officers were made by the Company's Board. No officer or employee of the Company, other than Mr. Tang and Mr. Russo, participated in deliberations concerning such compensation matters.

                              CERTAIN TRANSACTIONS

     Since November 1, 1994, the Chairman of the Board, Mr. Tang has been indebted to FCAM (Asia), a subsidiary of the Company, in amounts in excess of $60,000 under certain loans. Such loans were made in connection with the start-up and capitalization of the Asian Companies. There are no maturity dates for these loans and they are not evidenced by a written instrument. The following table sets forth the largest amount of indebtedness outstanding during such period, the interest rate and the outstanding balance of such indebtedness as of January 31, 1998:

                            LARGEST                           OUTSTANDING
                            AMOUNT                              BALANCE
         NAME           OF INDEBTEDNESS   INTEREST RATE   AT JANUARY 31, 1998
         ----           ---------------   -------------   -------------------
    John W.Y. Tang         $646,107             0%             $127,327

     Since November 1, 1994, Ng Ching Ching Rowena, Mr. Tang's wife, has been involved in a series of transactions with FCAM (Asia) in which the amount involved exceeded $60,000. Such transactions consisted of a series of loans from Ms. Ng to FCAM (Asia) which were used to supplement cash flow since much of FCAM
(Asia)'s cash was used to secure banking facilities in connection with certain projects, including the Empire Towers project. There are no maturity dates for these loans and none are evidenced by a written instrument. The following table sets forth, the largest amount of indebtedness incurred by FCAM (Asia) to Ms. Ng during this period, the interest rates and the outstanding balance as of January 31, 1998:

                            LARGEST                           OUTSTANDING
                            AMOUNT                              BALANCE
         NAME           OF INDEBTEDNESS   INTEREST RATE   AT JANUARY 31, 1998
         ----           ---------------   -------------   -------------------
Rowena Ching Ching Ng      $282,291            10%             $270,667

     In connection with the FCAM (Pacific) Acquisition in January 1997, FCI issued 1,142,857 shares to the FCAM (Pacific) stockholders in exchange for 100% of the issued and outstanding shares of FCAM (Pacific). As a result of the FCAM (Pacific) Acquisition, Mr. Tang received 719,503 shares of common stock of FCI. At the time of the FCAM Pacific Acquisition, FCI was a newly formed corporation with no assets or liabilities. The FCAM Pacific Acquisition was structured so that FCAM Pacific and FCAM Management owned ninety percent and ten percent of FCI, respectively.


     All future transactions with affiliates of the Company will be on terms no more favorable to the affiliate than those available from unaffiliated third parties and must be approved by a majority of the disinterested members of the Company's Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of the Common Stock as of March 31, 1998 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Named Executive Officer, and
(iv) all directors and executive officers of the Company as a group.


                                                                                 PERCENTAGE
                                                            SHARES         ----------------------
                                                         BENEFICIALLY       BEFORE        AFTER
              NAME OF BENEFICIAL OWNER(1)                   OWNED          OFFERING      OFFERING
              ---------------------------                ------------      --------      --------
John W.Y. Tang(2)......................................   2,638,176          62.0%         41.5%
Michael J. Russo.......................................     199,861           4.7           3.1
Johnson Fong...........................................          --            --            --
Cynthia Lam............................................     479,668          11.3           7.5
  Gold Manor Ltd.
  P.O. Box 957
  Offshore Corporations Centre
  Road Town
  Tortola, British Virgin Islands
Mak Yim Hung
  Dynamic Choice Enterprises, Inc......................     479,668          11.3           7.5
  Wickams Cay
  Road Town
  Tortola, British Virgin Islands
All officers and directors as a group (4 persons)......   2,870,014          67.5%           46%


---------------

(1) Unless otherwise indicated, all persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

(2) Includes 1,918,674 shares held by Wilson International Ltd., a British Virgin Islands corporation, of which Mr. Tang is the sole beneficial owner.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles") and by the provisions of applicable law. A copy of the Articles is included as an exhibit to the Registration Statement of which this Prospectus is a part.


     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock with a par value of $0.0001 per share (the "Preferred Stock"). Upon completion of the Offering, the Company will have outstanding 6,124,468 shares of Common Stock (6,424,468 shares if the Underwriter's Over-Allotment Option is exercised in full) and no shares of Preferred Stock. All of the currently issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable under the Nevada Revised Statutes ("NRS").


COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board of Directors of the Company out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     Shares of unissued Preferred Stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Board of Directors may determine. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors including without limitation, the rate of dividends, method or nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. Such undesignated shares could also be used as an anti-takeover device by the Company. For example, they could be issued with "super-voting rights" and placed in the control of parties friendly to the current management.

CERTAIN PROVISIONS OF NEVADA LAW

     The Company is a Nevada corporation and is subject to certain anti-takeover provisions of the NRS. NRS Sections 78.411 through 78.444 (the "Combination with Interested Stockholders Statute") prohibit an "interested stockholder," under certain circumstances, from entering into a "combination" with a Nevada corporation, unless certain conditions are met. A "combination" includes (a) any merger or consolidation with an "interested stockholder," or any other corporation which is or after the merger or consolidation would be, an "affiliate" or "associate" of the "interested stockholder," (b) certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets of the corporation or of its subsidiary in one transaction or a series of transactions, to or with an "interested stockholder," or any "affiliate" or "associate" thereof, having an aggregate market value of 5% or more of the aggregate market value either of all the assets of the corporation or representing 10% or more of the earning power or net income of the corporation,
(c) any issuance or transfer, in one transaction or a series of transactions, of shares of the corporation or its subsidiaries, by the corporation or its subsidiary to stockholders, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation,
(d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder," or any "affiliate" or "associate" thereof, (e) certain transactions with the "interested stockholder" or "affiliate" or "associate" thereof which would have the effect of increasing the proportionate share of outstanding shares of the corporation or of its subsidiary owned by the "interested stockholder," or any

"affiliate" or "associate" thereof, (f) the receipt of benefits by an "interested stockholder" or any "affiliate" or "associate" thereof, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation. An "interested stockholder" is a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation or is an "affiliate" or "associate" of the corporation, that beneficially owns (or within the prior three years, did beneficially own) 10% or more of the voting power of the then outstanding shares of the corporation. A corporation to which the statute applies may not engage in a "combination" within three years after the "interested stockholder" acquired its shares, unless the "combination" or the "interested stockholder's" acquisition of shares was approved by the board of directors before the "interested stockholder" acquired the shares. Generally, the "combination" may be consummated after the three-year period expires unless the "combination" meets all requirements imposed by the corporation's articles of incorporation and either (i) the board of directors of the corporation approved the "combination" prior to the "interested stockholder's" date of acquiring or purchasing shares (ii) the "combination" is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" or any "affiliate" or associate" thereof at a meeting called no earlier than three years after the "interested stockholder's" date of acquiring shares.

     NRS Sections 78.378 through 78.3793 (the "Control Share Acquisition Statute") prohibit an acquirer, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations that (i) had 200 or more stockholders of record, 100 of whom are residents of Nevada and (ii) do business directly or indirectly in Nevada. The Company does not currently meet the requirements for application of the Control Share Acquisition Statute. Therefore, it is unlikely that the Control Share Acquisition Statute will apply to the Company.

LIMITATION OF LIABILITY

     The NRS provides that a Nevada corporation may include in its articles of incorporation a provision indemnifying officers and directors against expenses including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with the suit, action or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable basis to conclude that his or her conduct was unlawful. A Nevada corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that such a person was an officer or director of the corporation if such person acted in good faith and in a manner which he or she believed to be in the best interests of the corporation.

     To the fullest extent allowable under NRS, the Company's Articles and Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit whether criminal, civil, administrative or investigative, by reason of the fact that such a person, his testator or intestate was an officer, director, of the corporation, or a predecessor of the corporation.

TRANSFER AGENT OR REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Jersey Transfer and Trust Company, Verona, New Jersey.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering 6,124,468 shares of Common Stock of the Company will be outstanding (6,424,468 shares upon exercise of the Underwriters' Over-Allotment Option). Of these shares, 2,148,000 will be available for unrestricted trading in the public market. None of the remaining outstanding shares of Common Stock will have been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.



     In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company or the date on which they were acquired from an affiliate, the holder of such restricted securities (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 61,245 shares) or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to any holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale is entitled to sell the shares immediately without regard to volume limitations and other conditions described above.


     The Company has reserved 500,000 shares of Common Stock for issuance under the Plan. Upon consummation of the Offering, the Company intends to grant options to purchase 200,000 shares of Common Stock under the Plan to employees and directors of the Company at an exercise price per share equal to the initial public offering price on the cover hereof. In addition, in connection with this Offering, the Company is issuing to the Representatives a warrant to purchase a number of shares of Common Stock equal to 10% of the shares sold in this Offering (the "Underwriters"). The Company intends (and in the case of the Underwriter Warrant, is obligated) to file registration statements under the Securities Act to register the shares subject to such options and warrant and, upon effectiveness thereof, such shares will be freely tradeable in the open market (subject to Rule 144 limitations applicable to affiliates).


     The Company and its officers, directors and certain stockholders, who beneficially own at least 61,245 shares of Common Stock in the aggregate, have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative, except that the Company may issue shares of Common Stock offered hereby, shares of Common Stock issued pursuant to the exercise of outstanding options and warrants, shares of Common Stock issued (subject to certain conditions) in connection with acquisitions and options granted under the Company's stock option plans, so long as none of such options become exercisable during such period.


     No prediction can be made as to the effect, if any, the sale of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and complete acquisitions for Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representative, Van Kasper & Company (the "Representative"), have severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite their names below:

                       UNDERWRITERS                         NUMBER OF SHARES
                       ------------                         ----------------
Van Kasper & Company......................................

                                                               ---------
          Total...........................................     2,000,000
                                                               =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby (other than those subject to the Underwriters' Over-Allotment Option described below) if any are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the price to public set forth on the cover page of this Prospectus and to certain dealers at this price less a concession not in excess of
$          per share. The Underwriters may allot and these dealers may reallot a
concession not in excess of $          per share to certain other dealers. After
the initial offering, the offering price and other selling terms may be changed by the Representative.

     Prior to this offering, there has been no active public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiation among the Company and the Representative. Factors to be considered in making such determination include the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the market prices of securities for companies in businesses similar to that of the Company.

     The Company has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable no later than 45 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price, less the Underwriting Discounts and Commissions set forth on the cover page of this Prospectus, solely to cover over-allotments. To the extent that the Representative acts to exercise Over-Allotment Option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it shown in the above table bears to the total offering, and the Company will be obligated, pursuant to the option, to sell such shares of Common Stock to the Underwriters.

     In connection with the offering made hereby, the Company has agreed to sell to the Representative, for nominal consideration, the Representative's Warrant, which entitles the Representative to purchase from the Company 150,000 shares of Common Stock. The Representative's Warrant is exercisable, in whole or in part, at an exercise price of 120% of the initial public offering price at any time during the four-year period commencing one year after the date of issuance (which will be on or after the effective date of the Registration Statement of which this Prospectus is a part), and cannot be transferred for a period of one year from the date of issuance except to the Underwriters, selling group members and their officers or partners. The warrant agreement pursuant to which the Representative's Warrant will be issued will contain provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the Representative's Warrant should any one or more of certain specified events occur. The Representative's Warrant grants to the holders thereof certain rights of registration for the securities issuable upon exercise thereof. The exercise price of the Representative's Warrant is subject to adjustment in the following circumstances: (i) in the case of stock dividends, splits or reclassifications; (ii) special dividends payable by the Company in securities other than capital stock, evidences of indebtedness, assets, or rights, options, warrants or convertible or exchangeable securities of the Company, or (iii) if the Company shall issue Common Stock without consideration or for consideration per share less than the Current Market Price (as defined in the Warrant Agreement).


     At the closing of the Offering, the Company will also pay to the Representative a non-accountable expense allowance equal to 1.5% of the total price to public of the shares sold in the Offering.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Representative has informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     In connection with the Offering, the Representative may engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, the Representative may reduce that short position by purchasing Common Stock in the open market. The Representative may also elect to reduce any short position by exercising all or part of the Over-Allotment Option. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.


     The Company, all of its executive officers and directors, and certain beneficial owners of the Common Stock have agreed not to, directly or indirectly, offer to sell, contract to sell, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for shares of Common Stock or any rights to purchase or acquire Common Stock for the 180-day period from the date of this Prospectus without the prior written consent of Van Kasper & Company. Van Kasper & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus, it will not, without the prior written consent of Van Kasper & Company, issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for shares of Common Stock offered hereby, shares of Common Stock issued pursuant to the exercise of outstanding options and warrants and options granted under the Company's existing stock option plans so long as none of such options become exercisable during said 180-day period. Sales of such shares in the future could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."



     As discussed above, the Representative may, under certain circumstances, decide to release the Company and the Company's officers, directors, employees and certain other stockholders from the 180 day lock-up period on sales of Common Stock as set forth in the lock-up agreements. In making such a determination, the Representative would consider prevailing market factors and conditions at the time of receipt of a request for release from the 180-day restriction period. The granting of any such release would be conditioned, in the judgment of the Representative, on such sale not materially adversely impacting the prevailing trading market for the Common Stock on the Nasdaq National Market. Specifically, factors such as average trading volume, recent price trends, and the need for additional public float in the market for the Common Stock would be considered in evaluating such a request.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Manning Marder & Wolfe, Los Angeles, California. Certain legal matters related to the Offering will be passed on for the Underwriters by Preston Gates & Ellis LLP, Seattle, Washington.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of Flour City Architectural Metals (Pacific) Limited as of and for each of the two years in the period ending October 31, 1996 included elsewhere in this Prospectus and elsewhere in the registration statement have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and related financial statement schedule of Flour City International, Inc. as of and for the year ended October 31, 1997 included elsewhere in this Prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Flour City Architectural Metals, Inc. as of and for each of the two years in the period ending December 31, 1996, included elsewhere in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement (which term shall encompass any and all amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. The address of this web site is (http://www.sec.gov). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of the prescribed fees.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 PAGE
                                                                 ----
Flour City International, Inc. and Predecessor
  Flour City Architectural Metals (Pacific) Limited:
  Independent Auditors' Report..............................     F-2
  Independent Auditors' Report..............................     F-3
  Consolidated Balance Sheets...............................     F-4
  Consolidated Statements of Income.........................     F-5
  Consolidated Statements of Shareholders' Equity...........     F-6
  Consolidated Statements of Cash Flows.....................     F-7
  Notes to Consolidated Financial Statements................     F-8

Flour City Architectural Metals, Inc.:
  Independent Auditors' Report..............................     F-19
  Balance Sheets............................................     F-20
  Statements of Operations..................................     F-21
  Statements of Stockholders' Deficit.......................     F-22
  Statements of Cash Flows..................................     F-23
  Notes to Financial Statements.............................     F-24

Unaudited pro forma financial information:
  Introduction to Unaudited Pro Forma Financial
     Information............................................     F-27
  Unaudited Pro Forma Statement of Income...................     F-28
  Notes to the Unaudited Pro Forma Statements of Income.....     F-29

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Flour City International, Inc.:

     We have audited the accompanying consolidated balance sheet, as restated, of Flour City International, Inc. (the "Company") as of October 31, 1997, and the related consolidated statements of income, cash flows and shareholders' equity for the year ended October 31, 1997, as restated. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements, as restated, present fairly, in all material respects, the financial position of Flour City International, Inc. at October 31, 1997, and the results of its operations and its cash flows for the year ended October 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
December 5, 1997
(April 2, 1998 with respect to notes 2 and 15)

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Flour City Architectural Metals (Pacific) Ltd.:

     We have audited the accompanying consolidated balance sheet as restated, of Flour City Architectural Metals (Pacific) Ltd. and subsidiaries ("FCAM Pacific") as of October 31, 1996, and the related consolidated statements of income, cash flows and shareholders' equity for each of the two years in the period ended October 31, 1996, as restated. These financial statements are the responsibility of FCAM Pacific's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements, as restated, present fairly, in all material respects, the financial position of Flour City Architectural Metals (Pacific) Ltd. and subsidiaries at October 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended October 31, 1996 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE TOUCHE TOHMATSU

Hong Kong
June 26, 1997
(April 2, 1998 with respect to Note 2)

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

                          CONSOLIDATED BALANCE SHEETS
                 OCTOBER 31, 1996 AND 1997 AND JANUARY 31, 1998

                                     ASSETS

                                                                 OCTOBER 31,          JANUARY 31,
                                                           ------------------------   -----------
                                                              1996         1997          1998
                                                           ----------   -----------   -----------
                                                                                      (UNAUDITED)
Current assets:
     Cash and cash equivalents...........................  $1,401,249   $   341,825   $   605,691
     Restricted deposits.................................   2,357,346     3,045,817     2,598,106
     Accounts receivable, net of allowance for doubtful
       accounts of $153,846, $777,625 and $527,188 in
       1996, 1997 and 1998...............................   2,317,900    13,401,603     8,840,378
     Claims receivable (note 16).........................          --            --     2,965,859
                                                           ----------   -----------   -----------
     Costs and estimated earnings in excess of
       billings on uncompleted contracts.................     258,649       773,537       437,190
     Inventories.........................................     563,076            --            --
     Note receivable (note 13)...........................          --     1,395,000     1,395,000
     Deferred income taxes (note 4)......................          --       697,285       568,546
     Other current assets................................     108,119       445,116       504,445
                                                           ----------   -----------   -----------
          Total current assets...........................   7,006,339    20,100,183    17,915,215
Property, plant and equipment, net (note 5)..............     170,614       455,027       508,045
Receivable from joint venture corporations (note 8)......     192,305       177,084            --
Investment in joint venture corporations (notes 2,3 and
  6).....................................................     201,792       193,453       125,546
Other assets.............................................          --       157,344       299,170
                                                           ----------   -----------   -----------
          Total assets...................................  $7,571,050   $21,083,091   $18,847,976
                                                           ==========   ===========   ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable....................................  $   21,155   $ 3,261,864   $ 2,159,048
     Bank borrowings (note 10)...........................     166,141       462,993        75,273
     Accrued expenses....................................     145,626       770,277       603,602
     Billings in excess of costs and estimated earnings
       on uncompleted contracts..........................   4,711,361     5,856,524     5,923,149
     Advance from shareholders and directors (note 8)....      42,843       148,339       143,341
     Other current liabilities...........................     397,965       285,187       170,734
     Income taxes payable (note 4).......................      56,410       506,530       245,692
     Joint venture corporation capital contribution
       payable (note 6)..................................     361,246       297,142        23,971
                                                           ----------   -----------   -----------
          Total current liabilities......................   5,902,747    11,588,856     9,344,810
Minority interests.......................................       7,545            --            --
Negative goodwill (note 13)..............................          --     1,820,642     1,711,403
Commitments and contingencies (note 7)
Stockholders' equity:
     Common Stock par value $.0001; authorized 50,000,000
       shares; issued 100, 30,516,667 and 4,252,380
       shares at October 31, 1996 and 1997 and January
       31, 1998..........................................         100         3,052           425
     Additional paid-in capital (note 2).................          --       528,648       343,775
     Retained earnings...................................   1,660,658     6,824,003     7,633,385
     Unearned compensation (note 13).....................          --      (286,670)     (269,471)
     Cumulative translation adjustment (note 3)..........          --       792,060        83,649
     Stock subscription receivable (note 13).............          --      (187,500)           --
                                                           ----------   -----------   -----------
                                                            1,660,758     7,673,593     7,791,763
                                                           ----------   -----------   -----------
          Total liabilities and shareholders' equity.....  $7,571,050   $21,083,091   $18,847,976
                                                           ==========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1996 AND 1997
                AND THREE MONTHS ENDED JANUARY 31, 1997 AND 1998

                                                                              THREE MONTHS
                                     YEAR ENDED OCTOBER 31,                 ENDED JANUARY 31,
                             ---------------------------------------    -------------------------
                                1995          1996          1997           1997          1998
                             ----------    ----------    -----------    ----------    -----------
                                                                               (UNAUDITED)
Revenues...................  $4,805,853    $6,684,230    $31,875,264    $3,717,362    $ 6,461,245
Cost of revenues...........   2,772,145     3,665,358     18,030,449     2,305,899      3,341,139
                             ----------    ----------    -----------    ----------    -----------
Gross profit...............   2,033,708     3,018,872     13,844,815     1,411,463      3,120,106
Selling, general and
  administrative
  expenses.................  (1,006,122)   (1,353,437)    (6,165,380)     (968,433)    (1,396,898)
Non-cash stock compensation
  expense (note 13)........          --            --        (57,330)       (5,733)       (17,199)
Amortization of negative
  goodwill (note 3)........          --            --        363,865        36,408        109,239
                             ----------    ----------    -----------    ----------    -----------
Operating income...........   1,027,586     1,665,435      7,985,970       473,705      1,815,248
Other income (expense):
  Exchange loss (note 3)...          --            --     (1,336,678)      (12,946)      (874,401)
  Interest expense.........      (1,379)       (8,835)       (52,131)           --             --
  Equity in loss of joint
     venture corporations
     (note 2 and 6)........     (57,935)     (234,983)        (8,342)           --        (67,907)
  Interest income..........          --        66,822        104,494            --          8,171
  Other income.............     124,538        80,537        326,070        33,896        214,023
                             ----------    ----------    -----------    ----------    -----------
Income before minority
  interest and income
  taxes....................   1,092,810     1,568,976      7,019,385       494,655      1,095,134
Income taxes (note 4)......     154,835       148,813      1,752,496       150,000        285,752
                             ----------    ----------    -----------    ----------    -----------
Income before minority
  interests................     937,975     1,420,163      5,266,889       344,655        809,382
Minority interests.........          --        (8,974)         5,956         5,895             --
                             ----------    ----------    -----------    ----------    -----------
Net income (note 2)........  $  937,975    $1,411,189    $ 5,272,845    $  350,550    $   809,382
                             ==========    ==========    ===========    ==========    ===========
Net income per share (note
  2 and 3):
  Basic....................  $      .24    $      .36    $      1.33    $      .09    $       .21
                             ==========    ==========    ===========    ==========    ===========
  Diluted..................  $      .22    $      .32    $      1.21    $      .08    $       .19
                             ==========    ==========    ===========    ==========    ===========
Weighted Average Shares
  Outstanding (note 3):
  (in thousands)
  Basic....................       3,960         3,960          3,960         3,960          3,870
                             ==========    ==========    ===========    ==========    ===========
  Diluted..................       4,359         4,359          4,359         4,359          4,270
                             ==========    ==========    ===========    ==========    ===========

          See accompanying notes to consolidated financial statements.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
                FOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                               COMMON STOCK       ADDITIONAL                                CUMULATIVE       STOCK
                           --------------------    PAID-IN      RETAINED       UNEARNED     TRANSLATION   SUBSCRIPTION
                             SHARES      AMOUNT    CAPITAL      EARNINGS     COMPENSATION   ADJUSTMENT     RECEIVABLE
                           -----------   ------   ----------   -----------   ------------   -----------   ------------
Balance at October 31,
  1994...................          100   $ 100    $       --   $   728,133    $      --      $     --      $      --
  Net income.............           --      --            --       937,975           --            --             --
  Dividend of $12,966 per
    share................           --      --            --    (1,296,601)          --            --             --
                           -----------   ------   ----------   -----------    ---------      --------      ---------
Balance at October 31,
  1995...................          100     100            --       369,507           --            --             --
  Net income for the
    year.................           --      --            --     1,411,189           --            --             --
  Dividend of $1,200 per
    share................           --      --            --      (120,038)          --            --             --
                           -----------   ------   ----------   -----------    ---------      --------      ---------
Balance at October 31,
  1996...................          100     100            --     1,660,658           --            --             --
  Dividend of $1,095 per
    share................           --      --            --      (109,500)          --                           --
  Recapitalization in
    connection with FCI's
    acquisition of FCAM
    Pacific (notes 1 and
    13)..................    8,999,900     800          (800)           --           --            --             --
  Employee stock grant
    (note 13)............    1,000,000     100       343,900            --     (344,000)           --             --
  Compensation expense
    (note 13)............           --      --            --            --       57,330            --             --
  Issuance of shares and
    recapitalization in
    connection with the
    Public Merger (notes
    1 and 13)............   20,516,667   2,052       185,548            --           --            --       (187,500)
Net income...............           --      --            --     5,272,845           --            --             --
Translation adjustment...           --      --            --            --           --       792,060             --
                           -----------   ------   ----------   -----------    ---------      --------      ---------
Balance at October 31,
  1997...................   30,516,667   3,052       528,648     6,824,003     (286,670)      792,060       (187,500)
One for seven reverse
  stock split (note
  15)....................  (26,157,144)  (2,616)       2,616            --           --            --             --
Repurchase of shares
  (note 13)..............     (107,143)    (11)     (187,489)           --           --            --        187,500
Net income (unaudited)...           --      --            --       809,382           --            --             --
Translation adjustment
  (unaudited)............           --      --            --            --           --      (708,411)            --
Compensation expense
  (unaudited)............           --      --            --            --       17,199            --             --
                           -----------   ------   ----------   -----------    ---------      --------      ---------
Balance at January 31,
  1998 (unaudited).......    4,252,380   $ 425    $  343,775   $ 7,633,385    $(269,471)     $ 83,649      $      --
                           ===========   ======   ==========   ===========    =========      ========      =========


                              TOTAL
                           -----------
Balance at October 31,
  1994...................  $   728,233
  Net income.............      937,975
  Dividend of $12,966 per
    share................   (1,296,601)
                           -----------
Balance at October 31,
  1995...................      369,607
  Net income for the
    year.................    1,411,189
  Dividend of $1,200 per
    share................     (120,038)
                           -----------
Balance at October 31,
  1996...................    1,660,758
  Dividend of $1,095 per
    share................     (109,500)
  Recapitalization in
    connection with FCI's
    acquisition of FCAM
    Pacific (notes 1 and
    13)..................           --
  Employee stock grant
    (note 13)............           --
  Compensation expense
    (note 13)............       57,330
  Issuance of shares and
    recapitalization in
    connection with the
    Public Merger (notes
    1 and 13)............          100
Net income...............    5,272,845
Translation adjustment...      792,060
                           -----------
Balance at October 31,
  1997...................    7,673,593
One for seven reverse
  stock split (note
  15)....................           --
Repurchase of shares
  (note 13)..............           --
Net income (unaudited)...      809,382
Translation adjustment
  (unaudited)............     (708,411)
Compensation expense
  (unaudited)............       17,199
                           -----------
Balance at January 31,
  1998 (unaudited).......  $ 7,791,763
                           ===========

          See accompanying notes to consolidated financial statements.

                FLOUR CITY INTERNATIONAL, INC., AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1996 AND 1997
                AND THREE MONTHS ENDED JANUARY 31, 1997 AND 1998

                                                                                            THREE MONTHS
                                                     YEAR ENDED OCTOBER 31,               ENDED JANUARY 31,
                                             --------------------------------------   -------------------------
                                                1995          1996         1997          1997          1998
                                             -----------   ----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income...............................  $   937,975   $1,411,189   $ 5,272,845   $   350,550   $   809,382
  Adjustments to reconcile net income to
    net cash (used in) provided by
    operating activities:
    Depreciation and amortization..........       12,251       43,213      (227,321)      (15,200)      (32,912)
    Non-cash stock compensation............           --           --        57,330         5,733        17,199
    Deferred income taxes..................           --           --       802,715       150,000       128,739
    Minority interests.....................           --        7,545        (7,545)       (7,545)           --
    Equity in loss of joint venture
      corporations.........................       57,935      234,983         8,340            --        67,907
Changes in operating assets and liabilities
  net of effects of acquisition:
    Restricted deposits....................           --   (2,357,346)     (688,471)         (896)      447,711
    Accounts receivable....................     (934,959)    (935,746)   (2,033,806)   (2,722,526)    4,884,687
    Claims receivable......................           --           --            --            --    (2,965,859)
    Receivable from affiliates.............      (30,210)      77,418            --            --            --
    Costs, estimated earnings and billings
      on uncompleted contracts, net........    3,519,081    1,413,163    (6,856,725)    1,147,612       402,972
    Inventories............................           --     (563,076)      562,812        70,193            --
    Other assets...........................      (34,405)     (37,529)     (291,107)      139,818      (131,400)
    Receivable from joint venture..........           --     (192,305)       15,221        (9,488)      177,083
    Accounts payable and accrued
      expenses.............................     (118,796)      80,768     1,909,221     1,304,044    (1,269,491)
    Amounts due to joint venture
      corporations.........................      (58,133)          --            --            --            --
    Other current liabilities..............      323,954     (175,738)      136,514       174,405      (114,453)
    Income taxes payable...................           --           --       450,120       (56,410)     (260,838)
    Amounts due to directors...............       65,732       42,843       105,496       (42,843)       (4,998)
                                             -----------   ----------   -----------   -----------   -----------
Net cash provided by (used in) operating
  activities...............................    3,740,425     (997,650)     (784,361)      487,447     2,155,729
                                             -----------   ----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property, plant and
    equipment..............................      (87,715)    (109,252)     (372,242)       67,635       (77,065)
  Investment in joint venture
    corporations...........................           --     (150,346)      (64,104)       54,018      (341,078)
  Purchase of subsidiary net of cash and
    cash equivalent acquired...............           --           --           100           100            --
                                             -----------   ----------   -----------   -----------   -----------
Net cash used in investing activities......      (87,715)    (259,598)     (436,246)      121,553      (418,143)
                                             -----------   ----------   -----------   -----------   -----------
Cash flows from financing activities:
  Increase in bank borrowings..............       86,800      328,633       533,670        93,296       387,720
  Cash dividends paid......................   (1,296,601)    (120,038)     (109,487)     (109,375)           --
                                             -----------   ----------   -----------   -----------   -----------
Net cash (used in) provided by financing
  activities...............................   (1,209,801)     208,595       424,183       202,671       387,720
                                             -----------   ----------   -----------   -----------   -----------
Effect of exchange rate changes on cash....           --           --      (263,000)           --    (1,086,000)
                                             -----------   ----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents..............................    2,442,909   (1,048,653)   (1,059,424)      163,223       263,866
Cash and cash equivalents, beginning of
  period...................................        6,993    2,449,902     1,401,249     1,401,249       341,825
                                             -----------   ----------   -----------   -----------   -----------
Cash and cash equivalents, end of period...  $ 2,449,902   $1,401,249   $   341,825     1,564,472   $   605,691
                                             ===========   ==========   ===========   ===========   ===========
Supplemental cash flow information:
  Cash paid during the period for:
    Interest...............................  $     1,379   $    8,835   $    52,132   $     8,465        17,215
    Income taxes...........................      154,835      148,813       477,496            --       361,441
Significant non-cash financing activities:
  Non-cash stock compensation..............  $        --   $       --   $   344,000   $   344,000   $        --
                                             ===========   ==========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. GENERAL

     Flour City Architectural Metals (Pacific) Limited ("FCAM Pacific") is incorporated in the British Virgin Islands and operates through four partly and wholly owned subsidiaries.

     On January 17, 1997, FCAM Pacific was acquired by Flour City International, Inc. ("FCI"), a Nevada corporation with no assets or operations, in an exchange of stock. The previous owners of FCAM Pacific became shareholders of 90% of the common stock of FCI, with the remaining 10% held by management of Flour City Architectural Metals, Inc. ("FCAM") pursuant to employment agreements.

     On January 24, 1997, effective January 1, 1997, FCI acquired FCAM from Armco, Inc. ("Armco") for $100 (the "Armco Sale").

     Effective May 16, 1997, International Forest Industries, Inc. ("IFI"), a Nevada corporation with nominal assets and operations, acquired FCI in an exchange of stock with the previous shareholders of FCI acquiring approximately 92% of the common stock of IFI and the existing shareholders of IFI retaining 8% of its common stock. IFI then changed its name to Flour City International, Inc. and FCI was merged into it. Flour City International, Inc. and its subsidiaries and its historical accounting predecessor is herein referred to as the "Company."

     The acquisition of FCAM Pacific by FCI on January 17, 1997 and the acquisition of FCI by IFI on May 16, 1997 have both been treated as recapitalizations and the acquisition of FCAM by FCI effective January 1, 1997 has been accounted for as a purchase acquisition. As a result, these financial statements present FCAM Pacific as the predecessor and continuing entity for accounting purposes and utilize the FCAM Pacific historical basis of accounting. The financial statements present results of operations and financial position of the following entities from the date indicated to January 31, 1998:

FCAM Pacific......................................  November 1, 1994
FCAM..............................................  January 1, 1997

     The principal activities of the Company are design, supply and installation of curtain wall. It operates through subsidiaries and joint venture corporations principally in the United States ("U.S."), Hong Kong, Thailand, Malaysia and the Peoples' Republic of China (the "PRC").

     The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") which differ from those used in the statutory accounts of its subsidiaries. There are no material differences between the U.S. GAAP amounts and the amounts used in the statutory accounts of the subsidiaries.

 2. RESTATEMENT FOR PUBLIC MERGER AND JOINT VENTURE ACCOUNTING

     The Company has restated the accompanying financial statements to reflect the merger of IFI and FCI as a recapitalization versus a reverse purchase acquisition as previously reported. Additionally, the Company had previously accounted for investments in the two 30% owned joint ventures under the cost method and the accompanying financial statements have been restated to account for these investments under the equity method.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A summary of the impact of this restatement on the financial statements as of October 31, 1996 and 1997 and for the years ended October 31, 1997, 1996 and 1995 is as follows:

                                              PREVIOUSLY REPORTED             AS RESTATED
                                                  OCTOBER 31,                 OCTOBER 31,
                                            ------------------------    ------------------------
                                               1996          1997          1996          1997
                                            ----------    ----------    ----------    ----------
Investments in joint venture
  corporations............................  $  410,725    $  410,725    $  201,792    $  193,453
Goodwill..................................          --     1,268,286            --            --
Stockholders' equity......................   1,869,691     9,159,151     1,660,758     7,673,593

                                   PREVIOUSLY REPORTED                       AS RESTATED
                                        YEAR ENDED                             YEAR END
                                       OCTOBER 31,                           OCTOBER 31,
                           ------------------------------------   ----------------------------------
                             1995         1996          1997        1995        1996         1997
                           --------    ----------    ----------   --------   ----------   ----------
Amortization of
  goodwill...............  $     --    $       --    $ (103,885)  $     --   $       --   $       --
Equity in loss of joint
  venture corporations...        --       (98,535)           --    (57,935)    (234,983)      (8,342)
Net income                  995,910     1,547,637     5,226,031    937,975    1,411,189    5,272,845
Net income per share(1):
  Basic..................       .28           .43          1.28        .24          .36         1.33
  Diluted................       .28           .43          1.28        .22          .32         1.21

---------------
(1) The previously reported EPS reflects the Company's one for seven reverse stock split, effected April 7, 1998.

 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation -- The consolidated financial statements include the assets, liabilities, revenues and expenses of all material subsidiaries. All material intercompany transactions and balances have been eliminated.

     "Investments in joint venture corporations" are accounted for on the equity method.

     Revenue and cost recognition -- The Company is engaged in various types of construction under long-term construction contracts. The accompanying financial statements have been prepared using the percentage-of-completion method of accounting and, therefore, take into account the cost, estimated earnings and revenue to date on contracts not yet completed.

     The amount of revenue recognized at statement date is the portion of the total contract price that the cost expended to date bears to the anticipated final total cost, based on current estimates of cost to complete. Contract cost includes all direct labor and benefits, materials unique to or installed in the project, subcontract costs, and allocated indirect construction costs. From time to time the Company makes claims for additional billings to its customers because of owner-caused delays, incomplete specifications or similar reasons. Such claims involve negotiations and sometimes litigation. No revenue is included for claims until agreement is obtained that such amount is owed.

     As the long-term contracts extend over one or more years, revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

     Cash and cash equivalents -- Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts, and time certificates of deposit with an original maturity of three months or less.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Restricted deposits -- Restricted deposits represent funds set aside to collateralize performance bonds. They represent interest bearing securities maturing within twelve months from date of purchase. The market value of such securities approximates cost.

     Trade accounts receivable -- In accordance with terms of long-term contracts, certain percentages of billings are withheld by customers until completion and acceptance of the contracts. Final payments of all such amounts withheld which might not be received within a one-year period from October 31, 1997 are $2,825,353. In conformity with trade practice, however, the full amount of accounts receivable has been included in current assets.

     Inventory -- Inventory, consisting principally of aluminium ingots, is stated at the lower of cost, determined by the weighted average method, or market.

     Property, plant and equipment -- Property, plant and equipment is stated at cost.

     Depreciation and amortization -- Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives, using the straight line method, at the following rates per annum:

Office equipment............................................  25%
Furniture and fixtures......................................  20%
Leasehold improvements......................................  20%
Motor vehicles..............................................  25%

     Negative goodwill -- Negative goodwill is being amortized over 5 years on the straight-line method.

     Income taxes -- The Company uses an asset and liability approach in providing for income taxes on all transactions that have been recognised in the financial statements, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or recognised. The effects of tax rate changes on future deferred tax liabilities and deferred tax benefits, as well as other changes in income tax laws, are recognised in net earnings in the period such changes are enacted. No provision has been made for taxes on undistributed earnings of foreign subsidiaries to the extent that it is management's intent to permanently reinvest such earnings and their current taxability is not reasonably foreseen. Provision for taxes is made on such unremitted earnings to the extent that management believes they will be taxed at the parent company level.

     Foreign currency translation -- The consolidated financial statements of the Company are presented in U.S. dollars. The majority of the Company's operations outside the United States are conducted in Hong Kong dollars or Thai baht.

     On consolidation, the financial statements of subsidiaries outside the United States are translated from the local functional currency into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Accordingly, all assets and liabilities are translated at the exchange rate prevailing at the balance sheet date and all income and expenditure items are translated at the average rates for each of the years. Gains or losses from foreign currency transactions are included in net income.

     On July 2, 1997 the Thai Baht was effectively devalued and allowed to float against the U.S. dollar and other currencies. As a result, an exchange loss of the equivalent of $1,336,676 was realized and reflected in the statement of income for the year ended October 31, 1997. The translation of the financial statements of the Company's Thai subsidiary has resulted in a cumulative translation adjustment of $792,060 at October 31, 1997.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Employee benefits -- The Company does not provide any retirement or postretirement benefits other than a defined contribution 401k plan.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Asset impairment -- The Company assesses impairment of long-lived assets, in accordance with criteria consistent with the provisions of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.

     Earnings per share -- Earnings per share have been determined pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," for all periods presented. Retroactive effect has been given for the merger and recapitalizations described in note 1 and the one for seven reverse stock split declared February 24, 1998, as described in Note. 15.

     Below is a reconciliation for the three years in the period ended October 31, 1997 and the three months ended January 31, 1997 and 1998, of the difference between basic weighted average shares outstanding and diluted weighted average shares outstanding:

                                                                                  THREE MONTHS ENDED
                                                 YEAR ENDED OCTOBER 31,               JANUARY 31,
                                           -----------------------------------   ---------------------
                                             1995         1996         1997        1997        1998
                                           ---------   ----------   ----------   ---------   ---------
Weighted average shares -- basic.........  3,959,714    3,959,714    3,959,714   3,959,714   3,870,429
Effect of dilutive employee stock
  grants.................................    399,714      399,714      399,714     399,714     399,714
                                           ---------   ----------   ----------   ---------   ---------
Weighted average shares -- diluted.......  4,359,428    4,359,428    4,359,428   4,359,428   4,270,143
                                           ---------   ----------   ----------   ---------   ---------

     Unaudited interim information -- The unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations. The results of operations for the three months ended January 31, 1998 are not necessarily indicative of the results that may be expected for a full year.

 4. INCOME TAXES

     The Company is not taxed in the British Virgin Islands where FCAM Pacific is incorporated. The Company's subsidiaries incorporated in Hong Kong are subject to Hong Kong taxation on their activities conducted in Hong Kong. As described in Note 1, on January 17, 1997, FCAM Pacific became a subsidiary of a United States corporation and, as a consequence, became subject to provisions of the United States income tax code. As a result, the taxing jurisdiction of the consolidated group changed to the United States effective as of January 17, 1997.

     Income is subject to taxation in the various countries in which the Company and its subsidiaries operate. The components of income before income taxes are as follows:

                                                         YEAR ENDED OCTOBER 31,
                                                 --------------------------------------
                                                    1995          1996          1997
                                                 ----------    ----------    ----------
Hong Kong......................................  $ (660,354)   $ (713,567)   $ (385,235)
Malaysia and Thailand..........................   1,753,164     2,282,543     3,706,548
United States..................................          --            --     3,698,072
                                                 ----------    ----------    ----------
                                                 $1,092,810    $1,568,976    $7,019,385
                                                 ==========    ==========    ==========

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The provision for income taxes consists of the following:

                                                          YEAR ENDED OCTOBER 31,
                                                    ----------------------------------
                                                      1995        1996         1997
                                                    --------    --------    ----------
Current:
  Hong Kong.......................................  $     --    $     --    $       --
  Malaysia and Thailand...........................   154,835     148,813       252,496
  United States...................................        --          --       697,285
                                                    --------    --------    ----------
                                                     154,835     148,813       949,781
Deferred -- United States.........................        --          --       802,715
                                                    --------    --------    ----------
                                                    $154,835    $148,813    $1,752,496
                                                    ========    ========    ==========

     Deferred taxes consist of the following:

                                                          YEAR ENDED OCTOBER 31,
                                                     --------------------------------
                                                       1995        1996        1997
                                                     --------    --------    --------
Net operating loss carryforwards in Hong Kong......  $     --    $ 58,696    $ 52,850
Valuation allowance................................        --     (58,696)    (52,850)
Basis difference in contracts in process...........        --          --     400,000
Allowance for doubtful accounts....................        --          --     150,000
Other..............................................        --          --     147,285
                                                     --------    --------    --------
                                                     $     --    $     --    $697,285
                                                     ========    ========    ========

     A valuation allowance has been established for deferred tax assets related to net operating loss carryforwards in Hong Kong as management believes it is more likely than not such amounts will not be realized. At October 31, 1997, no valuation allowance related to other deferred tax assets was recorded as management believes it is more likely than not such assets will be realized.

     The effective tax rate of the Company varied from the statutory rate (the Hong Kong statutory rate is used through October 31, 1996 and the United States rate is used thereafter) for the following reasons:

                                                         YEAR ENDED OCTOBER 31,
                                                   -----------------------------------
                                                     1995        1996          1997
                                                   --------    ---------    ----------
Statutory tax rate...............................     16.5%        16.5%           34%
                                                   ========    =========    ==========
Statutory tax rate applied to income before
  taxes..........................................  $180,314    $ 258,881    $2,386,591
State income taxes...............................        --           --       218,576
Profits in foreign subsidiaries taxed at less
  than the statutory rate........................   (25,479)    (110,068)     (658,945)
Negative goodwill amortization...................        --           --      (124,000)
Other............................................        --           --       (69,726)
                                                   --------    ---------    ----------
Income tax provision.............................  $154,835    $ 148,813    $1,752,496
                                                   ========    =========    ==========

     The amount of accumulated earnings of subsidiaries outside of the U.S. at October 31, 1997 for which U.S. taxes have not been provided as management does not intend to repatriate such amounts or otherwise cause them to become taxable is approximately $4,800,000.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 5. PROPERTY, PLANT AND EQUIPMENT -- NET

     Property, plant and equipment consists of the following:

                                                             OCTOBER 31,
                                                        ---------------------
                                                          1996        1997
                                                        --------    ---------
At cost:
  Office equipment....................................  $149,714    $ 369,348
  Furniture and fixtures..............................    70,381      162,376
  Leasehold improvements..............................    14,977       71,590
  Motor vehicles......................................    10,256       14,256
                                                        --------    ---------
Total.................................................   245,328      617,570
Less: Accumulated depreciation and amortization.......   (74,714)    (162,543)
                                                        --------    ---------
Net book value........................................  $170,614    $ 455,027
                                                        ========    =========

 6. INVESTMENT IN JOINT VENTURE CORPORATIONS

                                                             OCTOBER 31,
                                                         --------------------
                                                           1996        1997
                                                         --------    --------
Foshan Weidu Aluminium Window Manufacturing Company,
  Ltd..................................................  $ 88,992    $ 79,968
Foshan Weidu Decoration Engineering Company, Ltd.......   112,800     113,485
                                                         --------    --------
                                                         $201,792    $193,453
                                                         ========    ========

     The Company, through a subsidiary, owns 30% of each of the above corporations at October 31, 1997. During 1996, the Company acquired 70% of the equity of Foshan Weidu Decoration Engineering Company, Ltd. and disposed of 40% in the same year.

     The joint venture capital contribution payable is principally for a commitment to provide additional capital to Foshan Weidu Decoration Engineering Company, Ltd.

 7. COMMITMENTS AND CONTINGENCIES

     The Company leases premises under various operating leases. At October 31, 1997, the Company and its subsidiaries were committed under operating leases requiring minimum rentals as follows:

Year ending October 31:
  1998......................................................  $268,758
  1999......................................................    87,100
  2000......................................................   101,948
  2001......................................................   101,948
  2002......................................................    30,303
                                                              --------
Total minimum lease payments................................  $590,057
                                                              ========

     In addition to the above operating lease commitments there is a performance guarantee of $129,534 outstanding in relation to a construction contract in progress.

     FCAM is a party to legal proceedings incidental to its business. In one case, FCAM filed suit against a subcontractor for non-performance in the amount of $1.4 million and the subcontractor has filed a counterclaim against FCAM in the amount of $1.7 million. There is currently no scheduled date for the commencement of trial. The Company was named as a party to certain environmental actions which arose

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

prior to FCAM's sale by Armco. Armco, pursuant to the sale agreement, agreed to defend, indemnify, and hold harmless the Company in connection with these actions. Other litigation to which the Company is a party is immaterial. In the opinion of management, any ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

 8. RELATED PARTY TRANSACTIONS

     SHAREHOLDERS AND MANAGEMENT

     At October 31, 1997, the Company had outstanding loans payable to directors and shareholders in the amount of $148,339. The loans are unsecured, carry no interest and have no fixed terms of repayment.

     JOINT VENTURE CORPORATIONS

     The Company and its subsidiaries have transactions with its 30% owned joint venture corporations as follows:

                                                  YEAR ENDED OCTOBER 31,
                                             --------------------------------
                                               1995        1996        1997
                                             --------    --------    --------
Sales to joint venture corporations........  $282,145    $370,408    $110,841

     The Company and its subsidiaries had the following balances with the above joint ventures:

                                                             OCTOBER 31,
                                                         --------------------
                                                           1996        1997
                                                         --------    --------
Amounts receivable from joint venture corporations.....  $192,305    $177,084

 9. SEGMENT INFORMATION

     The Company operates in one business segment, which is to design, supply and install curtain wall.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     An analysis of revenues, operating profit and identifiable assets by geographic location as provided for under Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise, is as follows:

                                          HONG KONG     MALAYSIA AND      UNITED
                                         AND THE PRC      THAILAND        STATES       CONSOLIDATED
                                         -----------    ------------    -----------    ------------
YEAR ENDED OCTOBER 31, 1995
Revenues from third parties............  $1,160,898     $ 3,362,810     $        --    $ 4,523,708
Revenues from joint venture
  corporations.........................     282,145              --              --        282,145
                                         ----------     -----------     -----------    -----------
  Total revenues.......................   1,443,043       3,362,810              --      4,805,853
Income (loss) before income taxes......    (669,910)      1,762,720              --      1,092,810
Identifiable assets....................   1,442,838       2,907,481              --      4,350,319
                                         ==========     ===========     ===========    ===========
YEAR ENDED OCTOBER 31, 1996
Revenues from third parties............  $1,418,769     $ 4,895,053     $        --    $ 6,313,822
Revenues from joint venture
  corporations.........................     370,408              --              --        370,408
                                         ----------     -----------     -----------    -----------
  Total revenues.......................   1,789,177       4,895,053              --      6,684,230
Income (loss) before income taxes......    (713,567)      2,282,543              --      1,568,976
Identifiable assets....................   4,877,768       2,693,282              --      7,571,050
                                         ==========     ===========     ===========    ===========
YEAR ENDED OCTOBER 31, 1997
Revenues from third parties............  $1,970,177     $10,736,794     $19,057,452    $31,764,423
Revenues from joint venture
  corporations.........................     110,841              --              --        110,841
                                         ----------     -----------     -----------    -----------
  Total revenues.......................   2,081,018      10,736,794      19,057,452     31,875,264
Income (loss) before income taxes......    (385,249)      3,706,548       3,698,086      7,019,385
Identifiable assets....................   1,671,436       7,283,750      12,127,905     21,083,091
                                         ==========     ===========     ===========    ===========

     Export sales for the year ended October 31, 1995 were to the PRC in the amount of $583,965. In subsequent periods, export sales were less than 10% of total revenues.

10. BANK BORROWINGS

     These represent borrowings in the form of bills payable, invoice financing, and other short-term loans with certain commercial banks.

                                             YEAR ENDED AND AT OCTOBER 31,
                                          ------------------------------------
                                            1995         1996          1997
                                          --------    ----------    ----------
Total credit facilities available.......  $115,385    $1,282,051    $1,282,051
Total utilized facilities...............  $ 86,800    $  166,141       462,993
Weighted average interest rate on
  borrowings at end of year.............     10.50%        10.25%          9.5%

     All the above credit facilities were guaranteed by the Chairman of the Board of Directors throughout the relevant years. Interest rates in respect of such facilities are generally based on the banks' prime lending rates and the credit lines are normally subject to annual review.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     Details of the customers accounting for 10% or more of total revenues and accounts receivable for each of the three years ended and at October 31, 1995, 1996 and 1997 are as follows:

                                                           YEAR ENDED AND AT
                                                              OCTOBER 31,
                                                          --------------------
                                                          1995    1996    1997
                                                          ----    ----    ----
Revenues:
     Customer A.........................................   14%     --      --
     Customer B.........................................   70%     76%     34%
     Customer C.........................................   --      --      33%
Accounts receivable:
     Customer A.........................................   36%     22%     --
     Customer B.........................................   53%     70%     31%
     Customer C.........................................   --      --       6%

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, restricted deposits, receivable from joint venture corporations, investment in joint venture corporations, advance from shareholders and amounts due to joint venture corporations, are reasonable estimates of their fair value because of the relatively short maturities of these instruments. The carrying value of bank loans payable approximate fair value as they have variable interest rates.

13. ACQUISITIONS AND RECAPITALIZATIONS

     The acquisitions of FCAM Pacific by FCI and FCI by IFI described in Note 1 have both been accounted for as recapitalizations, accordingly, no value has been attributed to the shares issued and they are treated as being outstanding for all periods presented for purposes of computing earnings per share.

     The net amount paid in the Armco sale was $100 cash. This acquisition has been accounted for as a purchase. The net amount paid was allocated to the fair value of the assets, liabilities and contracts assumed, with the excess of fair value of net assets acquired used to first reduce property, plant and equipment to zero and then credited to negative goodwill. The allocation of the price was as follows:

Billed accounts receivable..................................    $$7,971,869
Other assets................................................       251,785
Deferred income taxes.......................................     1,500,000
Note receivable -- Armco....................................     1,395,000
Payables and other current liabilities......................    (1,447,047)
Billings in excess of cost and estimated earnings on
  uncompleted contracts.....................................    (7,487,000)
Negative goodwill...........................................    (2,184,507)
                                                                ----------
Net amount paid.............................................    $      100
                                                                ==========

     The note receivable from Armco is unsecured and is without interest. It is payable upon the occurrence of the Company either posting a performance bond or completing and relieving Armco of performance obligations on certain contracts assumed.

     One shareholder of IFI had subscribed to but not paid for 107,143 shares of IFI common stock for $187,500. This subscription was subject to repurchase by the Company at the subscription price. In November

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1997 the Company exercised its repurchase right and the subscription receivable was cancelled and the shares returned to the Company.

     The operating results of FCAM have been included in the Consolidated Statement of Income from January 1, 1997, the effective date of acquisition. On the basis of an unaudited pro forma consolidation of the results of operations as if the acquisition had taken place at November 1, 1995, consolidated revenues would have been $24,283,000 and $35,229,000 for the years ended October 31, 1996 and 1997, respectively. Consolidated pro forma net income (loss) and diluted net income (loss) per share would have been $(1,441,000) and $5,471,000 and $(.33) per share and $1.26 per share for the years ended October 31, 1996 and 1997, respectively. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of fiscal 1996. In computing the pro forma amounts, no adjustment has been made to retroactively reflect the amounts allocated to the fair value of the contracts acquired from FCAM on January 1, 1997, as it is not possible to recast what values would have been attributable to such contracts at November 1, 1995 nor what effect such contracts might have had on the purchase price of FCAM.

     Three employees of the Company, in connection with their employment agreements effective January 1, 1997, have been granted an aggregate of 142,857 shares of restricted common stock of the Company (399,714 shares after the merger with IFI). Such shares vest five years after date of grant and have provisions for accelerated vesting if certain earnings targets are met. The fair value of the stock issued at the date of grant has been reflected as unearned compensation and is charged to operations over five years.

14. RECENTLY ISSUED ACCOUNTING STANDARDS

     Segment information -- In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which supersedes portions of SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 is effective for the Company commencing in its year ending October 31, 1999. Company management has not completely assessed the effects of SFAS No. 131 on its segment reporting, however, it does not currently believe that there will be significant changes from the information currently being reported.

     Comprehensive income -- In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which becomes effective for the Company commencing in its year ending October 31, 1999. Company management does not believe, based on current activities, that adoption of this statement will have a significant effect on its financial statements except to the extent that cumulative foreign currency translations are included in comprehensive income.

15. SUBSEQUENT EVENT -- REVERSE STOCK SPLIT


     On February 24, 1998 the Board of Directors declared a 1 for 7 stock split to be effective prior to the closing of the Company's public offering. All per share and weighted average share information in these financial statements have been restated to reflect the effect of such stock split.


16. SUBSEQUENT EVENTS -- CLAIM RECEIVABLE, BAHT DEVALUATION (UNAUDITED)

     The Company has one contract in Thailand denominated in Thai baht which has been affected by the devaluation of the baht and the resulting economic difficulties experienced by many Asian Pacific countries, including Thailand. In July 1997, the government of Thailand changed its policy of pegging the baht to the U.S. dollar and the baht has deteriorated in value from approximately 25 to the U.S. dollar at that time to approximately 51 at January 31, 1998.

                 FLOUR CITY INTERNATIONAL, INC. AND PREDECESSOR
               FLOUR CITY ARCHITECTURAL METALS (PACIFIC) LIMITED

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Included on the January 31, 1998 consolidated balance sheet is a claim receivable for the baht equivalent of 2,965,859 which has been recorded pursuant to a clause in the contract which provides protection to the Company for changes in government policy. The recording of this claim is in accordance with the provisions of Statement of Position "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" issued by the Accounting Standards Division of the American Institute of Certified Public Accountants.

     Included in accounts receivable at October 31, 1997 is the baht equivalent of approximately $1,000,000, representing amounts billed to and tentatively agreed to by the owner for losses incurred by the company to that date. In January 1998, the owner did not pay the amount billed on its scheduled payment date and requested that it be included in the final claim settlement. Accordingly, that amount is included in claims receivable at January 31, 1998.

     In March 1998 the Company received a tentative claims agreement from the owner of the Thai Project acknowledging their liability and intent to pay the baht equivalent of approximately $2,279,859 relative to the devaluation claim, to be paid in installments beginning in March 1998 through June 1998. On April 2, 1998, management received an additional written acknowledgment from the owner for the remaining claim of approximately $686,000 to be paid by July 31, 1998.

     At January 31, 1998, total amounts due from this one customer, including the above claims, denominated in Thai baht, are the baht equivalent of approximately $4,175,000. In the event of non-payment of any receivables in Thailand, the Company may be subjected to seeking recourse through legal proceedings in Thailand or arbitration in an undetermined jurisdiction, either of which could be a relatively lengthy process.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Flour City Architectural Metals, Inc.
Johnson City, Tennessee

     We have audited the accompanying balance sheets of Flour City Architectural Metals, Inc. ("FCAM"), as of December 31, 1995 and 1996, and the related statements of operations, cash flows and stockholders' deficit for the years then ended. These financial statements are the responsibility of the FCAM's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Flour City Architectural Metals, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
June 4, 1997

                     FLOUR CITY ARCHITECTURAL METALS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                  1995            1996
                                                              ------------    ------------
Current Assets:
  Cash and cash equivalents (Note 2)........................  $    124,528    $    168,054
  Accounts receivable, less allowance for doubtful accounts
     of $372,342 and $430,342, respectively (Note 3)........     9,632,823       7,987,138
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................       473,837         185,682
  Other current assets......................................        96,916          64,750
                                                              ------------    ------------
     Total current assets...................................    10,328,104       8,405,624
Property, Plant and Equipment, net (Notes 2 and 4)..........     2,299,649         740,069
                                                              ------------    ------------
          Total.............................................  $ 12,627,753    $  9,145,693
                                                              ============    ============

                          LIABILITIES AND STOCKHOLDER'S DEFICIT

Current Liabilities:
  Accounts payable..........................................  $  2,178,397    $  1,218,947
  Accrued and other liabilities.............................     1,953,569         798,733
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     3,041,092       3,656,738
  Due to Armco and affiliates, net (Note 5).................    27,953,666      28,346,515
                                                              ------------    ------------
     Total current liabilities..............................    35,126,724      34,020,933
Commitments and Contingencies (Note 10)
Stockholder's Deficit:
  Common Stock, $1 par, 1,000 shares authorized, issued and
     outstanding............................................         1,000           1,000
  Additional paid-in capital................................     1,991,748       1,991,748
  Accumulated deficit.......................................   (24,491,719)    (26,867,988)
                                                              ------------    ------------
     Total stockholders' deficit............................   (22,498,971)    (24,875,240)
                                                              ------------    ------------
          Total.............................................  $ 12,627,753    $  9,145,693
                                                              ============    ============

                       See notes to financial statements.

                     FLOUR CITY ARCHITECTURAL METALS, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                  1995            1996
                                                              ------------    ------------
Revenues (Notes 2 and 6)....................................  $ 22,942,579    $ 17,129,561
Cost of revenues (Notes 2 and 5)............................   (23,394,221)    (15,085,547)
                                                              ------------    ------------
Gross profit (loss).........................................      (451,642)      2,044,014
Selling, general and administrative expenses (Notes 5, 7, 8
  and 9)....................................................    (5,533,445)     (4,641,424)
                                                              ------------    ------------
Operating income (loss).....................................    (5,985,087)     (2,597,410)
Other income................................................       293,765         221,141
                                                              ------------    ------------
Net loss....................................................  $ (5,691,322)   $ (2,376,269)
                                                              ============    ============

                       See notes to financial statements.

                     FLOUR CITY ARCHITECTURAL METALS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                  COMMON STOCK
                                                ----------------      ADDITIONAL       ACCUMULATED
                                                SHARES    AMOUNT    PAID-IN-CAPITAL      DEFICIT
                                                ------    ------    ---------------    ------------
Balance, January 1, 1995......................  1,000     $1,000      $1,991,748       $(18,800,397)
  Net loss....................................     --         --              --         (5,691,322)
                                                -----     ------      ----------       ------------
Balance, December 31, 1995....................  1,000      1,000       1,991,748        (24,491,719)
  Net loss....................................     --         --              --         (2,376,269)
                                                -----     ------      ----------       ------------
Balance, December 31, 1996....................  1,000     $1,000      $1,991,748       $(26,867,988)
                                                =====     ======      ==========       ============

                       See notes to financial statements.

                     FLOUR CITY ARCHITECTURAL METALS, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1995           1996
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(5,691,322)   $(2,376,269)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................      167,335         49,218
     Provision for losses on contract receivables...........      846,648        624,724
  Changes in assets and liabilities:
     Decrease in accounts receivable........................    1,893,394      1,645,685
     Decrease in costs and estimated earnings in excess of
      billings on uncompleted contracts.....................      833,270        288,155
     Decrease in other current assets.......................    1,450,289         32,166
     Decrease in accounts payable...........................   (1,472,880)      (959,450)
     Increase in billings in excess of costs and estimated
      earnings on uncompleted contracts.....................      318,825        615,646
     Decrease in accrued and other liabilities..............   (6,070,417)    (1,779,560)
                                                              -----------    -----------
     Net cash used in operating activities..................   (7,724,858)    (1,859,685)
Cash flows from investing activities:
  Purchase of property and equipment........................      (15,256)       (18,481)
                                                              -----------    -----------
     Net cash used in investing activities..................      (15,256)       (18,481)
Cash flows from financing activities:
  Increase in due to Armco and affiliates...................    7,606,418      1,921,692
                                                              -----------    -----------
     Net cash provided by financing activities..............    7,606,418      1,921,692
                                                              -----------    -----------
Net increase (decrease) in cash and cash equivalents........     (133,696)        43,526
Cash and cash equivalents, beginning of year................      258,224        124,528
                                                              -----------    -----------
Cash and cash equivalents, end of year......................  $   124,528    $   168,054
                                                              ===========    ===========
Supplemental disclosures of cash flow information:
  Significant non-cash investing and financing activity:
     Property and equipment transferred at net book value to
      another Armco affiliate:
     Property and equipment.................................  $        --    $(1,528,843)
                                                              ===========    ===========
     Due to Armco and affiliates............................  $        --    $ 1,528,843
                                                              ===========    ===========

                       See notes to financial statements.

                     FLOUR CITY ARCHITECTURAL METALS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

 1. ORGANIZATION AND BUSINESS

     Flour City Architectural Metals, Inc. ("FCAM") was a wholly-owned subsidiary of Armco, Inc. ("Armco") until January 24, 1997 at which time it was sold to Flour City International, Inc. ("FCI"). Such sale was effective as of January 1, 1997. In May 1997, FCI merged into a publicly traded shell corporation, International Forest Industries, Inc. ("IFI"), which has changed its name to Flour City International, Inc.

     The historical financial statements through December 31, 1996 reflect only the operations of the business of engineering, designing, fabricating and installing high-rise curtainwall systems included in the January 1, 1997 sale mentioned above. Such financial statements are stated on Armco's historical cost basis.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenue and cost recognition -- FCAM is engaged in various types of construction under long-term construction contracts. The accompanying financial statements have been prepared using the percentage-of-completion method of accounting and, therefore, take into account the cost, estimated earnings and revenue to date on contracts not yet completed.

     The amount of revenue recognized at statement date is the portion of the total contract price that the cost expended to date bears to the anticipated final total cost, based on current estimates of cost to complete. Contract cost includes all direct labor and benefits, materials unique to or installed in the project, subcontract costs, and allocated indirect construction costs. From time to time FCAM makes claims for additional billings to its customers because of owner-caused delays, incomplete specifications or similar reasons. Such claims involve negotiations and sometimes litigation. No revenue is included for claims until agreement is obtained that such amount is owed.

     As the long-term contracts extend over one or more years, revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FCAM continuously reviews estimated earnings from construction contracts and makes necessary adjustments based on current evaluations of the indicated outcome. In 1996, as a result of those evaluations, additional revenue on one contract was recorded in the amount of $1,400,000 and additional losses on two contracts were recorded in the aggregate amount of $1,500,000.

     Cash equivalents -- Cash equivalents consist of short-term investments with original maturities of 90 days or less stated at cost, which approximates market value.

     Property, plant and equipment -- Property, plant and equipment is stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. FCAM has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The adoption of this standard had no material effect on FCAM's financial statements.

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. The statement requires that all existing potential future

                     FLOUR CITY ARCHITECTURAL METALS, INC.

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

tax benefits be recognized as deferred tax assets and subjected to an impairment evaluation based on the likelihood of realization.

 3. ACCOUNTS RECEIVABLE

     In accordance with terms of long-term contracts, certain percentages of billings are withheld by customers until completion and acceptance of the contracts. Final payments of all such amounts withheld which might not be received within a one-year period from December 31, 1996 are $3,190,683. In conformity with trade practice, however, the full amount of accounts receivable has been included in current assets.

 4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31:

                                                                 1995          1996
                                                              ----------    ----------
Buildings...................................................  $   17,934    $       --
Leasehold improvements......................................      18,420        18,420
Machinery and equipment.....................................   2,524,335       616,581
Furniture, fixtures and tools...............................     546,778       554,323
                                                              ----------    ----------
          Total.............................................   3,107,467     1,189,324
Less accumulated depreciation...............................     807,818       449,255
                                                              ----------    ----------
Property, plant and equipment, net..........................  $2,299,649    $  740,069
                                                              ==========    ==========

 5. RELATED PARTY BALANCES AND TRANSACTIONS

     FCAM's operations for 1995 and 1996 were dependent upon the continuing financial support from Armco through affiliates capital contributions or other means. A summary of significant related party transactions with Armco and its affiliates for the years ending December 31, 1995 and 1996 are as follows:

                                                                 1995          1996
                                                              ----------    ----------
Purchase of manufacturing materials and labor...............  $4,822,290    $2,461,356
Administrative costs........................................   2,253,765     2,124,039

     Included in FCAM's accounts receivable is $960,000 due from Kasion Contracting Co. Ltd., a Hong Kong corporation, which became an affiliate in 1997 pursuant to the transactions described in Note 1.

 6. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     Details of the customers accounting for 10% or more of total revenues for the years ended December 31, 1995 and 1996 are as follows:

                                                              1995    1996
                                                              ----    ----
Revenues:
  Customer A................................................   18%     12%
  Customer B................................................   43%     18%
  Customer C................................................   --      16%
  Customer D................................................   14%     13%
  Customer E................................................   --      12%

                     FLOUR CITY ARCHITECTURAL METALS, INC.

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

 7. LEASES

     FCAM leases vehicles and certain equipment under operating leases. Future minimum lease payments under noncancelable operating leases as of December 31, 1996 are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
     1997...................................................  $103,520
     1998...................................................    97,584
     1999...................................................    34,000
     2000...................................................    34,000
     2001...................................................    34,000
                                                              --------
          Total.............................................  $303,104
                                                              ========

     Total rental expense for the years ended December 31, 1995 and 1996 amounted to $403,369 and $315,517, respectively.

 8. EMPLOYEE BENEFIT PLAN

     FCAM employees participate in a 401(k) plan which provides for FCAM to match a portion of employee contributions. Amounts charged to expense for the years ended December 31, 1995 and 1996 were $158,542 and $263,704.

 9. INCOME TAXES

     There has been no provision for income taxes made for the years ended December 31, 1995 and 1996 as FCAM experienced significant net operating losses which were included on Armco's consolidated income tax returns. As a result of the change in control effective January 1, 1997, net operating loss carryforwards are restricted as to future use, and accordingly, no deferred tax asset has been established for such item.

10. LITIGATION

     FCAM is a party to legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of FCAM.

11. RESTRUCTURING CHARGE

     During 1994, plans were developed to significantly reduce FCAM's future operating costs and expenses and to improve productivity. This restructuring program principally involved a reduction in the number of staff plus the consolidation of offices and facilities and the reorganization of support functions. An analysis of the activity in the reserve established in 1994 is as follows:

BALANCE, January 1, 1995....................................  $ 360,828
  Additional amounts provided...............................    437,518
  Costs charged against the reserve.........................   (360,828)
                                                              ---------
BALANCE, December 31, 1995..................................    437,518
  Costs charged against the reserve.........................   (437,518)
                                                              ---------
BALANCE, December 31, 1996..................................  $      --
                                                              =========

     In connection with the sale of FCAM in 1997 as described in Note 1, Armco agreed to assume any further liabilities related to this restructuring.

                         FLOUR CITY INTERNATIONAL, INC.

           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma statements of operations of Flour City International, Inc. (the "Company") for the year ended October 31, 1997 and three months ended January 31, 1998 is presented to show the effects of the acquisition of Flour City Architectural Metals, Inc. ("FCAM") acquired as of January 1, 1997 (the "Armco Sale"), which has been accounted for as purchase acquisition, assuming the acquisition had occurred on November 1, 1996.

     The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been had the transactions in fact occurred on the respective date indicated above, nor to project the Company's financial position or results of operations for any future date or period. In the opinion of the Company's management, all adjustments necessary for a fair presentation have been made. This unaudited pro forma financial information should be read in conjunction with the accompanying notes and the financial statements of the Company and the related notes included elsewhere herein.

                         FLOUR CITY INTERNATIONAL, INC.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED OCTOBER 31, 1997
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                    FCAM
                                                COMPANY     NOVEMBER 1, 1996 TO     PRO FORMA     PRO FORMA
                                               HISTORICAL   DECEMBER 31, 1996(A)   ADJUSTMENTS    COMBINED
                                               ----------   --------------------   -----------    ---------
Revenues.....................................   $31,875            $3,354             $ --         $35,229
Cost of revenues.............................    18,030             2,704               --          20,734
                                                -------            ------             ----         -------
Gross profit.................................    13,845               650               --          14,495
Selling, general and administrative..........     6,116               530               --           6,646
Non-cash stock compensation expenses.........        57                --               --              57
Amortization of negative goodwill............      (314)               --              (63)(1)        (377)
                                                -------            ------             ----         -------
Operating income.............................     7,986               120               63           8,169
  Exchange loss..............................    (1,337)               --               --          (1,337)
  Other revenue, net.........................       370                16               --             386
                                                -------            ------             ----         -------
Income before minority interest and income
  taxes......................................     7,019               136               63           7,218
Income taxes.................................     1,753                --               --           1,753
                                                -------            ------             ----         -------
Income before minority interest..............     5,226               136               63           5,465
Minority interest............................         6                --               --               6
                                                -------            ------             ----         -------
Net income...................................   $ 5,272            $  136             $ 63         $ 5,471
                                                -------            ------             ----         -------
Net income per share:
  Basic......................................   $  1.33                                            $  1.38
                                                =======                                            =======
  Diluted....................................   $  1.21                                            $  1.26
                                                =======                                            =======
Weighted average shares outstanding:
  Basic......................................     3,960                                              3,960
                                                =======                                            =======
  Diluted....................................     4,359                                              4,359
                                                =======                                            =======

                                                           THREE MONTHS ENDED JANUARY 31, 1997
                                               ------------------------------------------------------------
                                                                    FCAM
                                                COMPANY     NOVEMBER 1, 1996 TO     PRO FORMA     PRO FORMA
                                               HISTORICAL   DECEMBER 31, 1996(A)   ADJUSTMENTS    COMBINED
                                               ----------   --------------------   -----------    ---------
Revenues.....................................   $ 3,717            $3,354             $ --         $ 7,071
Cost of revenues.............................     2,306             2,704               --           5,009
                                                -------            ------             ----         -------
Gross profit.................................     1,411               650               --           2,062
Selling, general and administrative..........       968               530               --           1,498
Non-cash stock compensation expenses.........         6                --               --               6
Amortization of negative goodwill............       (36)               --              (63)(1)         (99)
                                                -------            ------             ----         -------
Operating income.............................       474               120               63             657
  Exchange loss..............................       (13)               --               --             (13)
  Other revenue, net.........................        34                16               --              50
                                                -------            ------             ----         -------
Income before minority interest and income
  taxes......................................       495               136               63             694
Income taxes.................................       150                --               --             150
                                                -------            ------             ----         -------
Income before minority interest..............       345               136               63             544
Minority interest............................         6                --               --               6
                                                -------            ------             ----         -------
Net income...................................   $   351            $  136             $ 63         $   550
                                                =======            ------             ----         =======
Net income per share:
  Basic......................................   $   .09                                            $   .14
                                                =======                                            =======
  Diluted....................................   $   .08                                            $   .13
                                                =======                                            =======
Weighted average shares outstanding:
  Basic......................................     3,960                                              3,960
                                                =======                                            =======
  Diluted....................................     4,359                                              4,359
                                                =======                                            =======

---------------
(a) To adjust the statement of operations to include the two months of activity of FCAM for November and December 1996.

                         FLOUR CITY INTERNATIONAL, INC.

                  NOTES TO THE PRO-FORMA STATEMENTS OF INCOME

(1) To reflect the amortization of negative goodwill in the acquisition of FCAM over 5 years. No adjustment is made to retroactively reflect the amounts allocated to the fair value of the contracts in process acquired from FCAM on January 1, 1997 as it is not possible to recast what values would have been attributable to such contracts at November 1, 1996, nor what effect such contracts might have had on the purchase price of FCAM.

======================================================
  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
The Company...........................    14
Use of Proceeds.......................    15
Capitalization........................    15
Dividend Policy.......................    15
Price Range of Common Stock...........    16
Dilution..............................    16
Selected Consolidated Financial
  Data................................    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    18
Business..............................    24
Management............................    34
Certain Transactions..................    38
Principal Stockholders................    39
Description of Capital Stock..........    40
Shares Eligible for Future Sale.......    42
Underwriting..........................    43
Legal Matters.........................    45
Experts...............................    45
Additional Information................    45
Index to Financial Statements.........   F-1
--------------------------------------------
  UNTIL JUNE   , 1998 (25 CALENDAR DAYS
AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN SHARES OF
THE COMMON STOCK, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE
REQUIRED TO DELIVER A PROSPECTUS. THIS
DELIVERY REQUIREMENT IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF
SUBSCRIPTIONS.
============================================


======================================================
                                2,000,000 SHARES

                                      LOGO

                                   FLOUR CITY

                              INTERNATIONAL, INC.
                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS
                             ---------------------

                              VAN KASPER & COMPANY
                                  May   , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company's expenses in connection with the offering, other than underwriting discounts and commissions are set forth below. All of these amounts are estimates, except the SEC registration fee and the NASD filing fee.

                                                              AMOUNT PAYABLE
                                                              BY REGISTRANT
                                                              --------------
SEC Registration Fee........................................    $    9,356
NASD Filing Fee.............................................         3,260
Nasdaq National Market Listing Fee..........................        66,875
Blue Sky Fees and Expenses (Including Legal Fees)...........        15,000
Printing Costs..............................................       200,000
Registrar and Transfer Agent Fees...........................         5,000
Legal Fees and Expenses.....................................       325,000
Underwriter's Nonaccountable Expense Allowance..............       360,000
Accounting Fees and Expense.................................       175,000
Miscellaneous...............................................        15,509
                                                                ----------
          Total.............................................    $1,175,000
                                                                ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS


     Section 78.751 and 78.7502 of the Nevada Revised Statutes ("NRS") and the Company's Articles of Incorporation and Bylaws contain certain provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. The Articles of Incorporation require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to a criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.


     The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past officer, director or agent or any other person serving at the request of the Company insuring against any liability asserted against such person as a result of their capacity as officer, director or agent or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company intends to obtain directors' and officers' liability insurance.


     On January 7, 1998, the Company entered into indemnity agreements with Messrs. Fong, Russo and Tang. The indemnity agreements indemnify such persons against certain liabilities arising out of their service in their capacities as directors and/or officers and constitute binding agreements of the Company. The Company may from time to time enter into indemnity agreements with additional individuals who become officers and/or directors of the Company.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On May 16, 1997, International Forest Industries, Inc. ("IFI") merged with Flour City International, Inc., a private Nevada corporation ("FCI"). Each share of FCI was exchanged and converted into 2.798 shares of IFI. IFI issued a total of 3,997,238(1) shares of common stock to FCI in exchange for 1,428,571 shares of FCI. IFI was the surviving corporation. The issuance of shares to FCI described above was exempt from the

---------------

  1 All share numbers and prices per share have been adjusted to reflect a 1 for 7 reverse stock split effective April 7, 1998.

registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4(2), as transactions by the issuer not involving any public offering and Regulation D under the Act.

     On March 25, 1997, IFI issued 107,143 shares of Common Stock to Mr. Steven Antebi, a shareholder of IFI in exchange for certain services including consulting, administrative and corporate structuring. Mr. Antebi was, prior to the sale of the Company's securities to him, fully informed and advised about such matters concerning the Company, including its business, financial affairs and other matters. No underwriters were used in connection with the issuance of these shares and no commissions were paid to any person. The issuance of shares to described above was exempt from the registration provisions of the Act by virtue of Section 4(2). The Company later canceled all of the shares issued to Mr. Antebi.


     On January 17, 1997, FCI entered into a share exchange agreement with the shareholders of Flour City Architectural Metals (Pacific) Ltd. ("FCAM Pacific"). FCI issued 1,142,857 shares to the FCAM Pacific shareholders in exchange for 100 shares of FCAM Pacific. The issuance of shares to FCAM Pacific's shareholders described above was exempt from the registration provisions of the Act by virtue of Section 4(2), as transactions by the issuer not involving any public offering.


     On January 16, 1997, Messrs. Russo, Willis and Ulbricht exercised their stock purchase rights pursuant to employment agreements and purchased 199,862, 159,890 and 39,972 shares of common stock of FCI, respectively. The exercise price was $0.00025 per share. The total number of shares issued to Messrs. Russo, Willis and Ulbricht represented approximately 9% of the issued and outstanding common stock of FCI. No general forms of advertising were used in connection with the issuance of the shares. No underwriters were used in connection with the issuance of these shares and no commissions were paid to any person. Each purchaser signed an agreement providing that the shares may not be transferred or sold other than pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration. The sale and issuance of shares to described above was exempt from the registration provisions of the Act by virtue of Section 4(2).

     In September, 1996, MM Cork Enterprises, Inc. ("MMC"), which later changed its name to IFI, offered and sold 55,651 shares of its common stock at $4.89 per share for a total of $272,500 to two individuals and four related entities. The shares were issued for investment purposes and not with a view to distribution. The purchasers acquired the shares for their own account. Each purchaser was, prior to the sale of the Company's securities to him, informed and advised about such matters concerning the Company, including its business, financial affairs and other matters. No general forms of advertising were used in connection with the issuance of the shares. No underwriters were used in connection with the issuance of these shares and no commissions were paid to any person. The shares were offered pursuant to Section 4(2) of the Act.

     In September, 1996, MMC offered and sold 51,056 shares of common stock to Mr. Stephan Wingate at $0.19 per share for a total of $10,000. No underwriters were used in connection with the issuance of these shares and no commissions were paid to any person. No general forms of advertising were used in connection with the issuance of the shares. The sale and issuance of shares to Mr. Wingate was exempt from the registration provisions of the Act by virtue of Section 4(2). On September 30, 1996, MMC and Mr. Wingate entered into a rescission agreement whereby Mr. Wingate returned the shares purchased to MMC and MMC returned Mr. Wingate's purchase price.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

     (a) EXHIBITS


EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
     *1.1        Underwriting Agreement
     *3.1        Amended and Restated Articles of Incorporation of Flour City
                 International, Inc.
     *3.2        Articles of Merger of International Forest Industries, Inc.,
                 and Flour City International, Inc.
     *3.3        By-laws of Flour City International, Inc.
     *4.1        Underwriter's Warrant
     *4.2        Form of Lock-Up Agreement
     *5.1        Opinion of Manning Marder & Wolfe
    *10.1        Share Exchange Agreement between Flour City International,
                 Inc. and John W. Y. Tang, Gold Manor Limited, Dynamic Choice
                 Enterprises and Wilson International Limited dated January
                 17, 1997.
    *10.2        Stock Purchase Agreement between Flour City International,
                 Inc., Armco, Inc., and Flour City Architectural Metals,
                 Inc., dated as of January 1, 1997
    *10.3        Agreement and Plan of Merger by and among Flour City
                 International, Inc. and International Forest Industries,
                 Inc., dated as of April 4, 1997
    *10.4        Flour City International, Inc. 1997 Stock Incentive Plan and
                 Form of Nonqualified Stock Option Agreement
    *10.5        Form of Indemnification Agreement
    *10.6        Employment Agreement between Flour City Architectural
                 Metals, Inc. and Michael J. Russo dated January 17, 1997
    *10.7        Employment Agreement by and between Flour City Architectural
                 Metals (Asia) Limited and John W. Y. Tang dated December 15,
                 1997
    *10.8        Ground and Building Lease Agreement dated December 20, 1993,
                 Consent and Assumption of Lease dated May 27, 1997
    *10.9        Lease Agreement between Douglas Dynamics, LLC and Flour City
                 Architectural Metals, Inc. dated as of January 1, 1997
    *10.10       Asset Transfer Agreement between Flour City Architectural
                 Metals, Inc., and Douglas Dynamics, LLC dated as of January
                 1, 1996
    *10.11       Manufacturing Agreement between Flour City Architectural
                 Metals, Inc., and Douglas Dynamics, LLC dated as of January
                 1, 1997
   +*10.12       Agreement between Flour City Architectural Metals, Inc., and
                 Turner Construction Company dated December 4, 1996
   +*10.13       Purchase Order #32895-1243 for U.C. Davis Medical Center in
                 Sacramento, California
   +*10.14       Trade Contract between Swiss Re Investors, Inc., and Flour
                 City Architectural Metals, Inc., dated May 19, 1997
    *10.15       Employment Agreement by and between Flour City Architectural
                 Metals, Inc. and Roger Ulbricht dated January 16, 1997
     10.16       Removed
    *10.17       Banking Facility Agreement between the Hongkong and Shanghai
                 Banking Corporation Ltd., and Kasion Contracting Co., Ltd.
                 dated July 24, 1997
   +*10.18       Curtain Wall Contract between THK Real Estate Limited and
                 Kasion F.C. Limited dated June 15, 1995
    +10.19       Shareholder Agreement by and between IMSALUM S.A. de C.V., and Flour City Architectural Metals dated as of January 8,
                 1998
     10.20       Consent of Paul D. Lynam
     10.21       Consent of Eugene M. Armstrong
    *11.1        Flour City International, Inc. Earnings Per Share
    *21.1        List of subsidiaries (See "The Company" in Part I of the
                 Registration Statement)
     23.1        Consent of Deloitte & Touche LLP
     23.2        Consent of Deloitte Touche Tohmatsu

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
    *23.3        Consent of Manning Marder & Wolfe (included in Exhibit 5.1)
     24.1        Power of Attorney (see signature page)
    *27.1        Financial Data Schedule



---------------

 * Previously filed

+ Portions of this exhibit have been omitted and filed separately with the Secretary subject to a request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act.

     (b) FINANCIAL STATEMENT SCHEDULES:

     Report of Deloitte & Touche LLP, Independent Auditors

     Report of Deloitte Touche Tohmatsu, Independent Auditors

     Schedule II Valuation and Qualifying Account

ITEM 17. UNDERTAKINGS

     The Company will provide to the Underwriters at the closing or closings specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company will, for determining liability under the Act, treat the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

     For determining liability under the Act, the Company will treat each post-effective amendment that contains a form of prospectus as a new registration statement, for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of Johnson City, State of Tennessee, on the 12th day of May, 1998


                                          FLOUR CITY INTERNATIONAL, INC.


                                          By: /s/ MICHAEL J. RUSSO

                                            ------------------------------------

                                            Michael J. Russo


                                            Chief Executive Officer and
                                              President



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Michael Russo his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any related Registration Statement filed pursuant to Rule 462(b) of the rules adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes he might or could do in person, hereby ratifying and conforming all that such attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof. Each person whose signature appears below hereby revokes any power of attorney granted in connection with this Registration Statement prior to the 12th day of May, 1998.



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated below on the 12th day of May, 1998.



                       SIGNATURE                                             TITLE
                       ---------                                             -----

/s/ MICHAEL J. RUSSO                                      Chief Executive Officer, President
--------------------------------------------------------  and Director
Michael J. Russo                                          (Principal Executive Officer)

/s/ THOMAS P. SCULLY                                      Interim Chief Financial Officer
--------------------------------------------------------  (Principal Financial and
Thomas P. Scully                                          Principal Accounting Officer)

/s/ JOHN W.Y. TANG                                        Director
--------------------------------------------------------
John W.Y. Tang

/s/ JOHNSON K. FONG                                       Director
--------------------------------------------------------
Johnson K. Fong

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Flour City International, Inc.

     We have audited the financial statements of Flour City International, Inc. as of October 31, 1997 and for the year then ended, and have issued our report thereon dated December 5, 1997 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in
Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
December 5, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Flour City Architectural Metals (Pacific) Ltd.

     We have audited the financial statements of Flour City Architectural Metals (Pacific) Ltd. as of October 31, 1995 and 1996 and for each of the two years in the period ended October 31, 1996, and have issued our report thereon dated June 26, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE TOUCHE TOHMATSU

Hong Kong
June 26, 1997

                                  SCHEDULE II

                         FLOUR CITY INTERNATIONAL, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                       THREE YEARS ENDED OCTOBER 31, 1997

                                      BALANCE AT    CHARGED TO    CHARGED TO                  BALANCE AT
                                      BEGINNING     COSTS AND       OTHER                        END
                                      OF PERIOD      EXPENSES      ACCOUNTS     DEDUCTIONS    OF PERIOD
                                      ----------    ----------    ----------    ----------    ----------
Year ended October 31, 1995:
  Allowance for Uncollectible
  Accounts included under balance
  sheet caption "Accounts
  receivable".......................   $     --      $     --      $     --      $     --      $     --
Year ended October 31, 1996:
  Allowance for Uncollectible
  Accounts included under balance
  sheet caption "Accounts
  receivable".......................         --       153,846            --            --       153,846
Year ended October 31, 1997:
  Allowance for Uncollectible
  Accounts included under balance
  sheet caption "Accounts
  receivable".......................    153,846       623,779            --            --       777,625

                                 EXHIBIT INDEX


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
 NUMBER                            DESCRIPTION                              PAGE
--------                           -----------                          -------------
  *1.1     Underwriting Agreement......................................
  *3.1     Amended and Restated Articles of Incorporation of Flour City
           International, Inc. ........................................
  *3.2     Articles of Merger of International Forest Industries, Inc.,
           and Flour City
           International, Inc. ........................................
  *3.3     By-laws of Flour City International, Inc. ..................
  *4.1     Underwriter's Warrant.......................................
  *4.2     Form of Lock-Up Agreement...................................
  *5.1     Opinion of Manning Marder & Wolfe...........................
 *10.1     Share Exchange Agreement between Flour City International,
           Inc. and John W. Y. Tang, Gold Manor Limited, Dynamic Choice
           Enterprises and Wilson International Limited dated January
           17, 1997....................................................
 *10.2     Stock Purchase Agreement between Flour City International,
           Inc., Armco, Inc., and Flour City Architectural Metals,
           Inc., dated as of January 1, 1997...........................
 *10.3     Agreement and Plan of Merger by and among Flour City
           International, Inc. and International Forest Industries,
           Inc., dated as of April 4, 1997.............................
 *10.4     Flour City International, Inc. 1997 Stock Incentive Plan and
           Form of Nonqualifed Stock Option Agreement..................
 *10.5     Form of Indemnification Agreement...........................
 *10.6     Employment Agreement between Flour City Architectural
           Metals, Inc. and Michael J. Russo dated January 17, 1997....
 *10.7     Employment Agreement by and between Flour City Architectural
           Metals (Asia) Limited and John W. Y. Tang dated December 15,
           1997........................................................
 *10.8     Ground and Building Lease Agreement dated December 20, 1993,
           Consent and Assumption of Lease dated May 27, 1997..........
 *10.9     Lease Agreement between Douglas Dynamics, LLC and Flour City
           Architectural Metals, Inc. dated as of January 1, 1997......
 *10.10    Asset Transfer Agreement between Flour City Architectural
           Metals, Inc., and Douglas Dynamics, LLC dated as of January
           1, 1996.....................................................
 *10.11    Manufacturing Agreement between Flour City Architectural
           Metals, Inc., and Douglas Dynamics, LLC dated as of January
           1, 1997.....................................................
+*10.12    Agreement between Flour City Architectural Metals, Inc., and
           Turner Construction Company dated December 4, 1996..........
+*10.13    Purchase Order #32895-1243 for U.C. Davis Medical Center in
           Sacramento, California......................................
+*10.14    Trade Contract between Swiss Re Investors, Inc., and Flour
           City Architectural Metals, Inc., dated May 19, 1997.........
 *10.15    Employment Agreement by and between Flour City Architectural
           Metals, Inc. and Roger Ulbricht dated January 16, 1997......
  10.16    Removed.....................................................
 *10.17    Banking Facility Agreement between the Hongkong and Shanghai
           Banking Corporation Ltd., and Kasion Contracting Co., Ltd.
           dated July 24, 1997.........................................
+*10.18    Curtain Wall Contract between THK Real Estate Limited and
           Kasion F.C. Limited dated June 15, 1995.....................

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
 NUMBER                            DESCRIPTION                              PAGE
--------                           -----------                          -------------
 +10.19    Shareholder Agreement by and between IMSALUM S.A. de C.V., and Flour City Architectural Metals dated as of January 8,
           1998........................................................
  10.20    Consent of Paul D. Lynam....................................
  10.21    Consent of Eugene M. Armstrong..............................
 *11.1     Flour City International, Inc. Earnings Per Share...........
 *21.1     List of subsidiaries (See "The Company" in Part I of the
           Registration Statement).....................................
  23.1     Consent of Deloitte & Touche LLP............................
  23.2     Consent of Deloitte Touche Tohmatsu.........................
 *23.3     Consent of Manning Marder & Wolfe (included in Exhibit
           5.1)........................................................
  24.1     Power of Attorney (see signature page)......................
 *27.1     Financial Data Schedule.....................................



---------------

 * Previously filed

 + Portions of this exhibit have been omitted and filed separately with the Secretary subject to a request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act.